Exhibit 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

BY AND AMONG

STABILIS ENERGY, LLC,

PROMETHEUS ENERGY GROUP, INC.,

LNG INVESTMENT COMPANY, LLC,

PEG PARTNERS, LLC,

AEGIS NG LLC,

JCH CRENSHAW HOLDINGS, LLC

and

AMERICAN ELECTRIC TECHNOLOGIES, INC.

DATED AS OF DECEMBER 17, 2018

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING PROMETHEUS		21
4.1	Organization and Qualification	21
4.2	Subsidiaries	21
4.3	Capitalization	22
4.4	Authority Relative to this Agreement	23
4.5	No Conflict; Required Filings and Consents	23
4.6	Compliance	24
4.7	Financial Statements	24
4.8	No Undisclosed Liabilities	24
4.9	Absence of Certain Changes or Events	25
4.10	Litigation	25
4.11	Employee Benefit Plans	25
4.12	Labor Matters	26
4.13	Restrictions on Business Activities	28
4.14	Title to Property	28
4.15	Taxes	29
4.16	Environmental Matters	31
4.17	Brokers; Third Party Expenses	31
4.18	Intellectual Property	32
4.19	Agreements, Contracts and Commitments	32
4.20	Insurance	33
4.21	Interested Party Transactions	33
4.22	Certain Provided Information	33
4.23	FCPA Compliance	33
4.24	Disclaimer of Other Warranties	33
4.25	Survival of Representations and Warranties	34

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING PEG		34
5.1	Organization and Qualification	35
5.2	Subsidiaries	35
5.3	Capitalization	35
5.4	Authority Relative to this Agreement	36
5.5	No Conflict; Required Filings and Consents	36
5.6	Compliance	37
5.7	Brokers; Third Party Expenses	37
5.8	Taxes	37
5.9	FCPA Compliance	38
5.10	Disclaimer of Other Warranties	39
5.11	Survival of Representations and Warranties	40

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF AETI		40
6.1	Organization and Qualification	40
6.2	AETI Subsidiaries	40
6.3	Capitalization	41
6.4	Authority Relative to this Agreement	42
6.5	No Conflict; Required Filings and Consents	43

6.6	Compliance	43
6.7	AETI SEC Reports and Financial Statements	44
6.8	No Undisclosed Liabilities	45
6.9	Absence of Certain Changes or Events	45
6.10	Litigation	46
6.11	Employee Benefit Plans	46
6.12	Labor Matters	47
6.13	Restrictions on Business Activities	48
6.14	Title to Property	49
6.15	Taxes	50
6.16	Environmental Matters	51
6.17	Brokers; Third Party Expenses	51
6.18	Intellectual Property	52
6.19	Agreements, Contracts and Commitments	52
6.20	Insurance	53
6.21	Interested Party Transactions	53
6.22	AETI Listing	53
6.23	Investment Company Act	53
6.24	Smaller Reporting Company	53
6.25	Status of AETI Common Stock	53
6.26	Certain Provided Information	54
6.27	FCPA Compliance	54
6.28	Disclaimer of Other Warranties	54
6.29	Survival of Representations and Warranties	55

ARTICLE VII CONDUCT PRIOR TO THE CLOSING DATE		56
7.1	Conduct of Business by each Target Company and its Subsidiaries	56
7.2	Conduct of Business by AETI and its Subsidiaries	58
7.3	No Solicitation by AETI	61

ARTICLE VIII ADDITIONAL AGREEMENTS		64
8.1	Proxy Statement; Special Meeting	64
8.2	Other Actions	66
8.3	Required Information	66
8.4	Confidentiality; Access to Information	67
8.5	Reasonable Best Efforts	68
8.6	No AETI Securities Transactions	69
8.7	Disclosure of Certain Matters	69
8.8	Access to Financial Information	69
8.9	Registration Rights Agreement	69
8.10	Intended Tax Treatment	70
8.11	AETI Plans	70
8.12	Directors’ and Officers’ Insurance	70

ARTICLE IX CONDITIONS TO THE TRANSACTION		70
9.1	Conditions to Obligations of Each Party to Effect the Transactions	70
9.2	Additional Conditions to Obligations of the Exchanging Owners and the Target Companies	71
9.3	Additional Conditions to the Obligations of AETI	71

ARTICLE X TERMINATION		72
10.1	Termination	72
10.2	Notice of Termination; Effect of Termination	73
10.3	Fees and Expenses	74

ARTICLE XI GENERAL PROVISIONS		75
11.1	Notices	75
11.2	Interpretation	76
11.3	Counterparts; Electronic Delivery	77
11.4	Entire Agreement; Third Party Beneficiaries	77
11.5	Severability	77
11.6	Other Remedies; Specific Performance	77
11.7	Governing Law	77
11.8	Consent to Jurisdiction; Waiver of Jury Trial	78
11.9	Rules of Construction	78
11.10	Assignment	78
11.11	Amendment	78
11.12	Extension; Waiver	78
11.13	Currency	79
11.14	No Recourse	79
11.15	Public Announcements	79

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Mutual Release
Exhibit D-1	Form of Articles of Amendment to Articles of Incorporation of AETI
Exhibit D-2	Form of Articles of Amendment to Articles of Incorporation of AETI
Exhibit D-3	Form of Restated Articles of Incorporation of AETI
Exhibit E	Form of Exchanging Owners Release
Exhibit 1.3(a)	Form of Contribution Agreement
Exhibit 1.4(e)	Form of Resignation Letter

SCHEDULES

Schedule A	Defined Terms
Schedule B	Capitalization Example

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2018, by and among American Electric Technologies, Inc., a Florida corporation (“AETI”), LNG Investment Company, LLC, a Texas limited liability company (“Holdings”), AEGIS NG LLC, a Texas limited liability company (“AEGIS”), Stabilis Energy, LLC, a Texas limited liability company (“Stabilis”), PEG Partners, LLC, a Delaware limited liability company (“PEG”), Prometheus Energy Group, Inc., a Delaware corporation (“Prometheus”) and JCH Crenshaw Holdings, LLC (“JCH”). Each of AETI, Holdings, AEGIS, Stabilis, PEG, Prometheus and JCH is individually referred to herein as a “Party” and, collectively, the “Parties”. Each of Stabilis, Prometheus and PEG is individually referred to herein as a “Target Company” and, collectively, the “Target Companies.” Each of Holdings and AEGIS is individually referred to herein as an “Exchanging Owner” and, collectively, the “Exchanging Owners.” Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A.    As of the date hereof, (i) Holdings owns 100% of the issued and outstanding membership interests of Stabilis (the “Stabilis Interests”), (ii) Stabilis and AEGIS own 80% and 20%, respectively, of the issued and outstanding membership interests of PEG (the “PEG Interests” and such 20% interest, the “AEGIS Interest”), and (iii) PEG owns 100% of the issued and outstanding capital stock of Prometheus (the “Prometheus Stock”).

B.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), the Delaware Limited Liability Company Act (the “DLLCA”), the Texas Business Organizations Code (the “TBOC”) and other applicable Legal Requirements (the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which (i) Holdings shall contribute the Stabilis Interests to AETI, (ii) AEGIS shall contribute the AEGIS Interest to AETI, and (iii) in consideration and exchange therefor, AETI shall issue to the Exchanging Owners shares of AETI Common Stock in an aggregate amount sufficient to cause the Exchanging Owners to own collectively 89% of the then issued and outstanding shares of AETI Common Stock (for purposes of clarity, the Consideration Shares shall exclude any AETI Common Stock then held by JCH or issuable to JCH as a result of the conversion of its shares of Series A Preferred Stock of AETI).

C.    Following the consummation of the Transactions, each of the Target Companies will continue their legal existence as wholly-owned, direct or indirect Subsidiaries of AETI.

D.    It is the intention of the Parties that (i) the Transactions shall qualify as a tax-free contribution of properties by the Exchanging Owners, as transferors, to AETI, under Section 351 of the Code, in which the Exchanging Owners will own “control” of AETI for purposes of Section 356(c) of the Code; and (ii) the issuance of the AETI Common Stock contemplated hereby shall be exempt from the registration requirements of the Securities Act.

E.    The boards of directors or managers of each of AETI, the Exchanging Owners and the Target Companies, as applicable, have determined that the Transactions are fair to, and in the best interests of, their respective companies and their respective equity owners.

F.    Concurrently with the execution and delivery of this Agreement, JCH has entered into the Voting Agreement with certain holders of AETI Common Stock.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1    The Exchange.

(a)    On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement:

(i)    Holdings shall contribute, transfer, convey and deliver to AETI, and AETI shall receive and accept from Holdings, the Stabilis Interests, free and clear of all Liens other than Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder;

(ii)    AEGIS shall contribute, transfer, convey and deliver to AETI, and AETI shall receive and accept from AEGIS, the AEGIS Interest, free and clear of all Liens other than Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; and

(iii)    in consideration and exchange for the foregoing contributions, AETI shall issue, transfer, convey an deliver to the Exchanging Owners, free and clear of all Liens other than Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, unregistered shares of AETI Common Stock (collectively, the “Consideration Shares”) in an aggregate amount constituting 89% of the then issued and outstanding shares of AETI Common Stock as of the Closing Date, consistent with the capitalization example set forth on Schedule B, with Holdings receiving 95.34653% of the Consideration Shares and AEGIS receiving 4.65347% of the Consideration Shares.

(b)    Notwithstanding anything to the contrary in Section 1.1(a)(iii):

(i)    The number of shares comprising the Consideration Shares shall be determined no earlier than five (5) Business Days prior to the Closing and shall be adjusted appropriately to take into account any stock split, stock dividend, spin-off, reverse stock split, consolidation, recapitalization, combination of outstanding shares of AETI Common Stock or any event involving the issuance of additional shares of AETI Common Stock that occurs between the date hereof and the Closing Date; and

(ii)    it is understood and agreed that any shares of AETI Common Stock held by JCH or issuable to JCH as a result of the conversion of its shares of Series A Preferred Stock of AETI shall not be included in the Consideration Shares that constitute the 89% allocation under Section 1.1(a)(iii).

1.2    Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Thompson & Knight LLP in Houston, Texas, at 811 Main Street, Suite 2500 at 10:00 a.m. Central Time, and shall occur as soon as possible after, but in any event no later than five (5) Business Days following, the date on which all of conditions set forth in Article IX have been satisfied or waived, or at such other time and date as Holdings and AETI shall agree in writing (such date, the “Closing Date”).

1.3    Closing Deliveries of the Exchanging Owners. At the Closing, each Exchanging Owner shall deliver, or cause to be delivered, to AETI:

(a)    a contribution agreement in the form attached hereto as Exhibit 1.3(a) conveying such Exchanging Owner’s membership interests in the applicable Target Company to AETI (each, a “Contribution Agreement”), duly executed by such Exchanging Owner;

(b)    a certificate duly executed by an authorized officer of such Exchanging Owner, dated as of the Closing Date, certifying (i) that the conditions described in Section 9.2(a), Section 9.2(b), Section 9.2(c) and Section 9.2(d) have been satisfied, (ii) the incumbency of such Exchanging Owner’s officers, and (iii) that true, correct and complete copies of such Exchanging Owner’s (A) Charter Documents and (B) resolutions of the governing authority of such Exchanging Owner duly authorizing and approving this Agreement and the other Transaction Agreements, the execution thereof and the consummation of the Transactions, are attached thereto, are accurate and complete, have not been amended or rescinded and remain in full force and effect as of the Closing Date;

(c)    a certificate duly executed by an authorized officer of each Target Company, dated as of the Closing Date, certifying (i) the incumbency of such Target Company’s officers, and (ii) that true, correct and complete copies of such Target Company’s (A) Charter Documents and (B) resolutions of the governing authority of such Target Company duly authorizing and approving this Agreement and the other Transaction Agreements, the execution thereof and the consummation of the Transactions, are attached thereto, are accurate and complete, have not been amended or rescinded and remain in full force and effect as of the Closing Date;

(d)    a certificate of good standing (or comparable certification) in respect of each Target Company, issued by the jurisdiction of organization of such Target Company, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(e)    a counterpart to the Registration Rights Agreement, duly executed by such Exchanging Owner;

(f)    in the instance of JCH, a counterpart to the Mutual Release, duly executed by JCH; and

(g)    counterparts to the Exchanging Owners Release, duly executed by the Exchanging Owners.

1.4    Closing Deliverables of AETI. At the Closing, AETI shall deliver, or cause to be delivered, to the Exchanging Owners:

(a)    a share certificate representing the number of Consideration Shares issuable to such Exchanging Owner pursuant to Section 1.1, duly executed by the appropriate officers of AETI or evidence reasonably satisfactory to Holdings of a book-entry position at AETI’s transfer agent;

(b)    counterparts to the Contribution Agreements, in each case duly executed by AETI;

(c)    a certificate duly executed by an authorized officer of AETI, dated as of the Closing Date, certifying (i) that the conditions described in Section 9.3(a), Section 9.3(b), Section 9.3(c), and Section 9.3(d) have been satisfied, (ii) the incumbency of AETI’s officers, and (iii) that true, correct and complete copies of its (A) Charter Documents and (B) resolutions of the AETI Board duly authorizing and approving this Agreement and the other Transaction Agreements, the execution thereof and the consummation of the Transactions, are attached thereto, are accurate and complete, have not been amended or rescinded and remain in full force and effect as of the Closing Date;

(d)    a counterpart to the Registration Rights Agreement, duly executed by AETI;

(e)    duly executed resignation letters, in the form attached as Exhibit 1.4(e), by each of the individuals set forth in Schedule 1.4(e) of the AETI Disclosure Schedule;

(f)    a counterpart to the Mutual Release, duly executed by AETI;

(g)    the Company Records;

(h)    a certificate of good standing (or comparable certification) in respect of AETI, issued by the Secretary of State of the State of Florida, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(i)    a file-stamped copy of the Articles of Amendment to the AETI Organizational Documents attached hereto as Exhibit D-1; and

(j)    the Tail Policy pursuant to Section 8.12.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE EXCHANGING OWNERS

Each of the Exchanging Owners represents, severally and not jointly, in respect of itself, to AETI as follows:

2.1    Organization and Qualification. Such Exchanging Owner has been duly formed, is validly existing and in good standing under the Legal Requirements of the state of its organization. Such Exchanging Owner is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to be material to such Exchanging Owner.

2.2    Authority Relative to this Agreement. Such Exchanging Owner (a) has taken all necessary action in order to (i) authorize such Exchanging Owner to execute and deliver this Agreement and the Transaction Agreements to which such Exchanging Owner is a party and (ii) consummate the Transactions and (b) has not taken any action to revoke such consent or authorization and no other proceeding or consent on the part of such Exchanging Owner is necessary to (i) authorize this Agreement and such Transaction Agreements to which such Exchanging Owner is a party or (ii) consummate the Transactions, in each case, as of the date hereof and as of the Closing Date. This Agreement and the other Transaction Agreements to which such Exchanging Owner is a party have been duly and validly executed and delivered by such Exchanging Owner and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal and binding obligations of such Exchanging Owner, enforceable against such Exchanging Owner in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

2.3    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by such Exchanging Owner of this Agreement does not, and the performance of this Agreement by such Exchanging Owner shall not, (i) conflict with or violate the Charter Documents of such Exchanging Owner, (ii) conflict with or violate in any material respect any Applicable Legal Requirements, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair such Exchanging Owner’s rights or, in a manner materially adverse to such Exchanging Owner, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Exchanging Owner pursuant to, any contracts or (iv) result in the triggering, acceleration or increase of any material payment to any Person pursuant to any contract, including any “change in control” or similar provision of any contract.

(b)    The execution and delivery of this Agreement by such Exchanging Owner, does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except for Applicable Legal Requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Exchanging Owner is licensed or qualified to do business.

2.4    Ownership of Target Company Membership Interests. Such Exchanging Owner owns (of record and beneficially) the membership interests of the Target Companies set forth in Recital A to this Agreement, free and clear of all Liens (other than Permitted Liens or Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder).

2.5    Brokers; Third Party Expenses. Such Exchanging Owner does not have any liability or obligation to pay fees or commissions (including any such liability or obligation to be paid on behalf of any such Exchanging Owner) to any broker, finder or agent with respect to the Transactions.

2.6    Securities Laws. Such Exchanging Owner is an “accredited investor,” as such term is defined in Rule 501 of Regulation D of the Securities Act. At no time has such Exchanging Owner been presented with or solicited by or through any public promotion or any form of advertising in connection with the Transactions. Such Exchanging Owner believes that it has received all of the information it considers necessary or appropriate for deciding whether to consummate the Transactions. Such Exchanging Owner has had an opportunity to ask questions and receive answers from AETI regarding the business, properties, prospects and financial condition of AETI and to obtain additional information to such Exchanging Owner’s satisfaction.

2.7    Investment Purpose. Such Exchanging Owner is acquiring its portion of the Consideration Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling such Consideration Shares. Such Exchanging Owner acknowledges that such Consideration Shares are not registered under the Securities Act or any state securities laws, and that such Consideration Shares may not be transferred or sold, except pursuant to the registration provisions of the Securities Act and any applicable state securities laws, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. In the event of any sale, transfer or assignment of Consideration Shares, such Exchanging Owner shall deliver an opinion of counsel reasonably satisfactory in form and substance to AETI and its counsel that such sale, transfer or assignment is exempt from the registration requirements of such laws. The certificates for the Consideration Shares will contain a legend referring to the restrictions on sale, transfer and assignment and a stop transfer notice will be lodged against such shares.

2.8    Survival of Representations and Warranties. The representations and warranties of the Exchanging Owners set forth in this Article II shall terminate at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING STABILIS

Except as set forth in the schedules dated as of the date of this Agreement delivered by Stabilis to AETI in connection with the execution and delivery of this Agreement (the “Stabilis Disclosure Schedule”), Holdings hereby represents and warrants to AETI with respect to Stabilis and its Subsidiaries (which, for purposes of this Article III, shall exclude Prometheus and PEG) as follows:

3.1    Organization and Qualification.

(a)    Such Target Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Texas, and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to such Target Company and its Subsidiaries, taken as a whole. Such Target Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(b)    Such Target Company and each of its Subsidiaries is duly qualified to do business as a foreign company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Each jurisdiction in which such Target Company or any of its Subsidiaries is so qualified or licensed is listed on Schedule 3.1(b) of the Stabilis Disclosure Schedule.

(c)    Complete and correct copies of the Charter Documents of such Target Company, as amended and currently in effect, have been heretofore delivered or made available to AETI or AETI’s counsel.

3.2    Subsidiaries.

(a)    Each Subsidiary of such Target Company, together with its state of incorporation or formation, as applicable, is listed on Schedule 3.2(a) of the Stabilis Disclosure Schedule. Such Target Company owns all of the outstanding equity securities of its Subsidiaries, except for PEG (which is partially owned by AEGIS), free and clear of all Liens (other than Permitted Liens or Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder). Except for its Subsidiaries, such Target Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)    Each Subsidiary of such Target Company that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Each Subsidiary of such Target Company that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to such Target Company and its Subsidiaries, taken as a whole.

(c)     Complete and correct copies of the Charter Documents of each Subsidiary of such Target Company, as amended and currently in effect, have been heretofore delivered or made available to AETI or AETI’s counsel.

3.3    Capitalization.

(a)    Other than the Stabilis Interests, such Target Company has no class or series of securities or ownership interests issued and outstanding under its Charter Documents. Schedule 3.3(a) of the Stabilis Disclosure Schedule contains a list of all issued and outstanding membership interests of such Target Company, and the respective class(es) and record owners thereof.

(b)    As of the date of this Agreement, no membership interests are reserved for issuance upon the exercise of outstanding options to purchase membership interests granted to employees of such Target Company or other parties. No securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase membership interests. The Stabilis Interests have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Contracts of such Target Company.

(c)    There are no subscriptions, options, warrants, equity securities, membership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which such Target Company is a party or by which it is bound, obligating such Target Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Target Company or obligating such Target Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

3.4    Authority Relative to this Agreement. Such Target Company has requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that such Target Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out such Target Company’s obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by such Target Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Target Company of the Transactions have been duly and validly authorized by all requisite action on the part of such Target Company (including the approval by its board of managers or members as required by the TBOC), and no other proceedings on the part of such Target Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by such Target Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitute the legal and binding obligations of such Target Company, enforceable against such Target Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by such Target Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of this Agreement and the other Transaction Agreements to which it is a party by such Target Company shall not, (i) conflict with or violate such Target Company’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements in any material respect, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair such Target Company’s or any of its Subsidiaries’ rights or, in a manner materially adverse to such Target Company or any of its Subsidiaries, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Target Company or any of its Subsidiaries pursuant to, any Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Contract, including any “change in control” or similar provision of any Material Contract.

(b)    The execution and delivery of this Agreement by such Target Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Target Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described on Schedule 3.5(b) of the Stabilis Disclosure Schedule, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole, or, after the Closing, AETI.

3.6    Compliance. Such Target Company and each Subsidiary of such Target Company has for the past three (3) years complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to be material to such Target Company and its Subsidiaries, taken as a whole. No written notice of non-compliance with any Applicable Legal Requirements has been received by such Target Company or any of its Subsidiaries (and such Target Company has no Knowledge of any such notice delivered to any other Person). No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any Governmental Actions/Filings of such Target Company or its Subsidiaries, except such events which, either individually or in the aggregate, would not be material to such Target Company and its Subsidiaries, taken as a whole.

3.7    Financial Statements.

(a)    Such Target Company has made available to AETI true and complete copies of: (i) the audited consolidated financial statements (including any related notes thereto) of such Target Company and its Subsidiaries for the fiscal years ended December 31, 2016 and 2017 (the “Audited Stabilis Financial Statements”), and (ii) the unaudited consolidated balance sheet of such Target Company and its Subsidiaries as of and for the nine-month period that ended September 30, 2018 (the “Balance Sheet Date”) and the related statements of income and cash flows for the nine-month period then ended (the “Unaudited Stabilis Financial Statements” and, together with the Audited Stabilis Financial Statements, the “Stabilis Financial Statements”). The Stabilis Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise indicated in the notes thereto), and fairly present in all material respects the financial position of such Target Company and its Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated, subject to, in the instance of the Unaudited Stabilis Financial Statements, the absence of footnote disclosure and to end-of-period adjustments (the effect of which will not, individually or in the aggregate, be material).

(b)    Such Target Company has established and maintained a system of internal controls. To such Target Company’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of such Target Company’s financial reporting and the preparation of such Target Company’s financial statements for external purposes in accordance with U.S. GAAP.

3.8    No Undisclosed Liabilities. Except as set forth in Schedule 3.8 of the Stabilis Disclosure Schedules, such Target Company and its Subsidiaries have no liabilities (absolute,

accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of such Target Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Stabilis Financial Statements or in the notes thereto and (ii) liabilities arising in the ordinary course of such Target Company and its Subsidiaries’ business since the Balance Sheet Date.

3.9    Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 3.9 of the Stabilis Disclosure Schedules, since the Balance Sheet Date, there has not been: (a) any Material Adverse Effect on such Target Company and its Subsidiaries, taken as a whole, as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, membership interests or property) in respect of, the Stabilis Interests, or any purchase, redemption or other acquisition by such Target Company of any Stabilis Interests or any other securities of such Target Company or any options, warrants, calls or rights to acquire any such membership interests or other securities, (c) any split, combination or reclassification of any of the Stabilis Interests, (d) any material change by such Target Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (e) any change in the auditors of such Target Company other than in connection with the Transactions, (f) any issuance of membership interests of such Target Company, or (g) any revaluation by such Target Company of any of its assets, including, without limitation, any sale of assets of such Target Company other than in the ordinary course of business.

3.10    Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of such Target Company, threatened in writing against such Target Company or any of its Subsidiaries before any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

3.11    Employee Benefit Plans.

(a)    Schedule 3.11(a) of the Stabilis Disclosure Schedule lists all material Plans maintained by such Target Company (individually, a “Stabilis Plan,” and, collectively, the “Stabilis Plans”). All Stabilis Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by Applicable Legal Requirements. No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of Stabilis Plan activities) is pending or, to the Knowledge of such Target Company, threatened in writing against such Target Company or any its Subsidiaries with respect to any Stabilis Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. To the Knowledge of such Target Company, there are no audits, investigations, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any Stabilis Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Stabilis Plans have been timely made or accrued. Such Target Company does not have any plan or commitment to establish any new Stabilis Plan or to modify any Stabilis Plan (except to the extent required by any Applicable Legal Requirement or to conform any such Stabilis Plan to the requirements of any Applicable Legal Requirement).

(b)    None of the Target Company or its ERISA Affiliates (i) maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA; and (ii) is a party or otherwise subject to, contributing to or required to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or has ever been a party or otherwise subject to, contributed to or been required to contribute to any such “multiemployer plan”.

(c)    The Target Company or its Subsidiaries have delivered to AETI true, correct and complete copies of the following documents with respect to the Stabilis Plans: (i) the plan document, including amendments thereto; and (ii) ERISA-compliant summary plan descriptions, summary of material modifications, and other material communications to participants relating thereto.

(d)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member of the board of managers, officer or employee of such Target Company under any Stabilis Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Stabilis Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required by Applicable Legal Requirements. None of the Target Company or any of its Subsidiaries has any liability or contingent liability for providing, under any Stabilis Plan, any post-retirement medical or life insurance benefits to any employee, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(e)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.11 are Holdings’ exclusive representations and warranties regarding such Target Company in respect of Plans.

3.12    Labor Matters.

(a)    Schedule 3.12(a) contains a true and complete list of all individuals employed by or otherwise engaged to provide personal services as a contractor to, such Target Company and/or its Subsidiaries (each, a “Stabilis Employee”), and, as applicable for each such Stabilis Employee, contains the following information: (i) name; (ii) title or position (including whether full-time or part-time); (iii) annual base salary or base wage rate; and (iv) work location.

(b)    Neither such Target Company nor its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to such Target Company’s or any of its Subsidiaries’ operations, nor is any Stabilis Employee represented by a labor organization, work council, or trade union. To such Target Company’s Knowledge, there are no organizing activities or proceedings, election petitions, union card signing or other union activities, or union corporate campaigns by or of any labor organization, work council, or trade union currently directed at such Target Company or any of its Subsidiaries or any Stabilis Employee, nor have there been any such activities or proceedings during the last three (3) years. No material work stoppage, slowdown, or labor strike involving the Target Company or any of its Subsidiaries or any Stabilis Employee is pending, or to such Target Company’s Knowledge, threatened, nor has any material work stoppage, slowdown, or labor strike involving such Target Company or any of its Subsidiaries or with respect to any Stabilis Employee or former employee of such Target Company or its Subsidiaries occurred in the last three (3) years.

(c)    There are no Legal Proceedings, labor grievances or similar proceedings pending, or, to such Target Company’s Knowledge, threatened against such Target Company or any of its Subsidiaries relating to the violation or alleged violation of any Legal Requirements related to the employment or engagement of labor, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Legal Requirements, and there are no continuing obligations of such Target Company or any of its Subsidiaries pursuant to the resolution of any such Legal Proceeding, labor grievance or similar proceeding that is no longer pending.

(d)    Each Stabilis Employee is terminable “at will” subject to applicable notice periods as set forth by applicable Legal Requirements or in any applicable employment or consulting agreement, and there are no agreements or understandings between such Target Company or any of its Subsidiaries, as applicable, and any of the Stabilis Employees that provide that such employment or engagement is for any particular period or term. To such Target Company’s Knowledge, as of the date hereof, none of such Target Company’s or any of its Subsidiaries’ officers or key employees has given written notice of any intent to terminate his or her employment with, as applicable, such Target Company or any of its Subsidiaries. Such Target Company is in compliance in all material respects and, to such Target Company’s Knowledge, each of the Stabilis Employees is in compliance in all material respects, with the terms of any employment and/or consulting agreements between, as applicable, such Target Company or any of its Subsidiaries and any Stabilis Employee.

(e)    Such Target Company and its Subsidiaries are in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, immigration with respect to Stabilis Employees, contingent workers and wages and hours of work, and is not liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Such Target Company has no Knowledge of any circumstance that is reasonably likely to give rise to any claim by any Stabilis Employee or former employee or former contractor of such Target Company or any of its Subsidiaries for compensation upon termination of, as applicable, such individual’s employment or engagement (beyond any severance pay to which such employee may be entitled under any applicable employment agreement). All amounts that such Target Company and/or its Subsidiaries are legally required to withhold from wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been withheld and paid, and such Target Company and/or its Subsidiaries do not have any outstanding obligation to make any such withholdings or payments, other than with respect to an open payroll period or as would not result in material liability to such Target Company.

(f)    Except as would not reasonably be expected to result in such Target Company’s incurring a material liability, no Stabilis Employee or former employee of such Target Company and/or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

(g)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.12 are Holdings’ exclusive representations and warranties regarding such Target Company in respect of labor and employment matters.

3.13    Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon such Target Company, its Subsidiaries or their assets or to which such Target Company or its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Target Company or its Subsidiaries, any acquisition of property by such Target Company or its Subsidiaries or the conduct of business by such Target Company or its Subsidiaries as currently conducted.

3.14    Title to Property.

(a)    Other than the real property described on Schedule 3.14(a) of the Stabilis Disclosure Schedule (the “Stabilis Owned Property”), such Target Company and its Subsidiaries own no real property. Schedule 3.14(a) of the Stabilis Disclosure Schedule contains a list of all options or other contracts under which such Target Company or its Subsidiaries has a right to purchase or lease, or the obligation to sell, any real property. Stabilis has good and marketable or indefeasible, as applicable, fee simple title to all Stabilis Owned Property, in each case, free and clear of all Liens except (A) Liens set forth on Schedule 3.14(a) and (B) Permitted Liens. General real estate taxes against the Stabilis Owned Property have been timely paid, and no general real estate taxes against the Stabilis Owned Property are currently due and payable or delinquent.

(b)    All material leases of real property held by such Target Company or its Subsidiaries, if any, and all material Personal Property of such Target Company and its Subsidiaries are shown or reflected on the balance sheet included in the most recent Stabilis Financial Statements, other than those entered into or acquired on or after the Balance Sheet

Date in the ordinary course of business. Schedule 3.14(b) of the Stabilis Disclosure Schedule contains a list of all leases of real property held by such Target Company and its Subsidiaries (individually, a “Stabilis Real Property Lease” and, together with the Stabilis Owned Property, being referred to herein individually as a “Stabilis Property” and collectively as the “Stabilis Properties”).

(c)    All leases pursuant to which such Target Company or its Subsidiaries lease from others real property or material Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of such Target Company or its Subsidiaries or, to such Target Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both), that would constitute a default, except where the existence of such default or event of default would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. No Stabilis Real Property Lease contains any assignment prohibition or other provision (i) that would prohibit the transaction contemplated by this Agreement, (ii) that would cause a default under such Stabilis Real Property Lease if closing is effectuated hereunder, or (iii) wherein any landlord or other party would be entitled to any consideration as a result of the transaction contemplated by this Agreement.

(d)    The Stabilis Property constitutes all fee and leasehold interests in real property currently used or currently held for use in connection with the business of Stabilis and such Stabilis Property, together with other items of tangible personal property currently owned or leased by Stabilis, is sufficient for the continued operation of the business of Stabilis after the Closing in substantially the same manner as conducted prior to the Closing. There does not exist any actual or, to the Knowledge of such Target Company, threatened or contemplated condemnation or eminent domain proceedings that affect any part of the Stabilis Property, and neither such Target Company nor any Subsidiary thereof has received any written, or to the Knowledge of such Target Company or any Subsidiary thereof, oral notice of the intention of any Governmental Entity or other Person to take or use all or any part of the Stabilis Property by condemnation or eminent domain. Such Target Company has no Knowledge of any fact or condition which would result in the termination of the current access from any of the Stabilis Properties to any presently existing highways and roads adjoining or situated on the Stabilis Properties, or to any existing sewer or other utility facilities servicing, adjoining or situated on the Stabilis Properties.

3.15    Taxes.

(a)    Such Target Company and each of its Subsidiaries has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by such Target Company and each of its Subsidiaries with any Governmental Entity. All such Returns are true, correct and complete in all material respects. Such Target Company and each of its Subsidiaries has paid all material Taxes shown to be due and payable on such Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on Schedule 3.15(a) of the Stabilis Disclosure Schedule.

(b)    All material Taxes that such Target Company and each of its Subsidiaries is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)    There is no material Tax deficiency outstanding, proposed or assessed against such Target Company or any of its Subsidiaries, nor has such Target Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Such Target Company and each of its Subsidiaries have complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding and payment of withheld Taxes, and have in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(d)    To the Knowledge of such Target Company, no audit or other examination of any Return of such Target Company or any of its Subsidiaries by any Governmental Entity is presently in progress, nor has such Target Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e)    No adjustment relating to any Returns filed by such Target Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Governmental Entity to such Target Company or any of its Subsidiaries or any representative thereof.

(f)    Neither such Target Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Stabilis Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of such Target Company or such Subsidiary in the ordinary course of business or (ii) would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(g)    Neither such Target Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(h)    Such Target Company has at all times since formation been treated as a corporation for U.S. federal income (and applicable state and local) Tax purposes. Each of the Subsidiaries of such Target (other than PEG and Prometheus) has at all times since formation been treated as a “disregarded entity” for U.S. federal income (and applicable state and local) Tax purposes.

(i)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.15 and the applicable representations and warranties in Sections 3.9, 3.11, and 3.12 are Holdings’ exclusive representations and warranties regarding such Target Company and its Subsidiaries in respect of Taxes.

3.16    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, be material to such Target Company and its Subsidiaries, taken as a whole: (i) such Target Company and each of its Subsidiaries is in compliance and has at all times material to this Agreement been in compliance with all applicable Environmental Laws; (ii) no properties owned, occupied, leased or otherwise operated by such Target Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) contain Contamination; (iii) no properties formerly owned, occupied, leased or otherwise operated by such Target Company or its Subsidiaries contains any Contamination arising out of such Target Company’s or its Subsidiaries’ activities during the period of ownership, occupation, lease or operation by such Target Company or its Subsidiaries or, to such Target Company’s Knowledge, during any prior period; (iv) such Target Company and its Subsidiaries are not subject to liability, including STRICT LIABILITY, for any Hazardous Substance release or disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) such Target Company and its Subsidiaries are not and have not been associated with any release or threat of release of any Hazardous Substance at any property owned, operated, occupied or under lease by such Target Company or its Subsidiaries that was either in violation of Environmental Law or at concentrations that would constitute Contamination; (vi) such Target Company and its Subsidiaries are not subject to any claims asserting liability for Hazardous Substances or under Environmental Laws, and have not received any notice, demand, letter, claim or request for information alleging that such Target Company or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) such Target Company and its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)    To such Target Company’s Knowledge, Schedule 3.16(b) of the Stabilis Disclosure Schedule sets forth all material environmental studies and investigations completed or in process with respect to such Target Company or any of its Subsidiaries or their respective properties, assets or operations. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by such Target Company or its Subsidiaries to AETI or its counsel.

(c)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.16 are Holdings’ exclusive representations and warranties regarding such Target Company and its Subsidiaries in respect of Environmental Laws.

3.17    Brokers; Third Party Expenses. Except as set forth on Schedule 3.17 of the Stabilis Disclosure Schedule, such Target Company and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

3.18    Intellectual Property.

(a)    Schedule 3.18(a) of the Stabilis Disclosure Schedule contains a description of any Intellectual Property owned by such Target Company. Such Target Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. No Target Company Intellectual Property, including software and software programs developed by or exclusively licensed to such Target Company (specifically excluding any off the shelf or shrink-wrap software) or any current version of products or service offerings of such Target Company (“Stabilis Products”) is subject to any proceeding or outstanding contract, license, agreement, stipulation or Order restricting the use, transfer or licensing thereof by such Target Company, or which may affect the validity, use or enforceability of such Target Company Intellectual Property or Stabilis Products, which in any such case would, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(b)    Such Target Company and each Subsidiary of such Target Company owns and has good and exclusive title to each material item of Target Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) other than Permitted Liens; and such Target Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of such Target Company including the sale of any products or the provision of any services by such Target Company.

(c)    To such Target Company’s Knowledge, the operation of the business of such Target Company as such business currently is conducted, including such Target Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under Applicable Legal Requirements and such Target Company has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

(d)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.18 are Holdings’ exclusive representations and warranties regarding such Target Company in respect of Intellectual Property.

3.19    Agreements, Contracts and Commitments.

(a)    Schedule 3.19(a) of the Stabilis Disclosure Schedule sets forth a complete and accurate list of all Material Contracts of such Target Company and its Subsidiaries.

(b)    Each Material Contract of such Target Company or its Subsidiaries is in full force and effect and, to such Target Company’s Knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Contracts of such Target Company and its Subsidiaries have been heretofore made available to AETI or AETI’s counsel.

(c)    Neither such Target Company or its Subsidiaries nor, to such Target Company’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract of such Target Company or its Subsidiaries, and no party to any such Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to such Target Company or its Subsidiaries, taken as a whole.

3.20    Insurance. Such Target Company and/or the Subsidiaries of such Target Company maintain appropriate Insurance Policies. The coverages provided by such Insurance Policies are adequate in amount and scope for such Target Company’s business and operations as concurrently conducted, including any insurance required to be maintained by Material Contracts of such Target Company.

3.21    Interested Party Transactions. Except as set forth on Schedule 3.21 of the Stabilis Disclosure Schedule, no Insider or a member of his or her immediate family is indebted to such Target Company for borrowed money, nor is such Target Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (a) for payment of salary, bonuses and other compensation for services rendered, (b) reimbursement for reasonable expenses incurred in connection with such Target Company, and (c) for other employee benefits made generally available to all employees. Except as set forth on Schedule 3.21 of the Stabilis Disclosure Schedule, to the Knowledge of such Target Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Contract of such Target Company (other than such contracts as relate to any such Person’s ownership of membership interests or other securities of such Target Company or such Person’s employment or consulting arrangements with such Target Company).

3.22     Certain Provided Information. The information relating to such Target Company and its Subsidiaries supplied by such Target Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of AETI Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.23    FCPA Compliance. Neither such Target Company, its Subsidiaries or Affiliates, nor, to the Knowledge of such Target Company, its or their respective representatives has given, lent, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), to persuade that official to help such Target Company, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to any of the operations or business conducted by such Target Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.23 are such Target Company’s exclusive representations and warranties regarding FCPA compliance.

3.24    Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NONE OF SUCH TARGET COMPANY, ANY OF ITS RESPECTIVE SUBSIDIARIES OR EXCHANGING OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OWNERS, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO AETI, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SUCH TARGET COMPANY OR ANY OF ITS SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF SUCH TARGET COMPANY OR ITS SUBSIDIARIES OR ANY OF ITS RESPECTIVE EXCHANGING OWNERS, AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO AETI OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH EXCHANGING OWNERS TO AETI IN THIS ARTICLE III AND (B) NEITHER SUCH TARGET COMPANY NOR ANY OF ITS RESPECTIVE SUBSIDIARIES OR EXCHANGING OWNERS, OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO AETI OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SUCH TARGET COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SUCH TARGET COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. AETI HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE III. AETI ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SUCH TARGET COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION AETI HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES REGARDING SUCH TARGET COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE III.

3.25    Survival of Representations and Warranties. The representations and warranties of Holdings set forth in this Article III shall terminate at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING PROMETHEUS

Except as set forth in the disclosure schedules dated as of the date of this Agreement delivered by Prometheus to AETI in connection with the execution and delivery of this Agreement (the “Prometheus Disclosure Schedule”), the Exchanging Owners hereby represent and warrant to AETI with respect to Prometheus and its Subsidiaries as follows:

4.1    Organization and Qualification.

(a)    Such Target Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to such Target Company and its Subsidiaries, taken as a whole. Such Target Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(b)     Such Target Company and each of its Subsidiaries is duly qualified to do business as a foreign company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Each jurisdiction in which such Target Company or any of its Subsidiaries is so qualified or licensed is listed on Schedule 4.1(b) of the Prometheus Disclosure Schedule.

(c)    Complete and correct copies of the Charter Documents of such Target Company, as amended and currently in effect, have been heretofore delivered or made available to AETI or AETI’s counsel.

4.2    Subsidiaries.

(a)    Each Subsidiary of such Target Company, together with their state of incorporation or formation, as applicable, is listed on Schedule 4.2(a) of the Prometheus Disclosure Schedule. Such Target Company owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens (other than Permitted Liens or Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder). Except for its Subsidiaries, such Target Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)    Each Subsidiary of such Target Company that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Each Subsidiary of such Target Company that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(c)    Complete and correct copies of the Charter Documents of each Subsidiary of such Target Company, as amended and currently in effect, have been heretofore delivered or made available to AETI or AETI’s counsel.

4.3    Capitalization.

(a)    Other than the Prometheus Stock, such Target Company has no class or series of securities or ownership interests issued and outstanding under its Charter Documents. Schedule 4.3(a) of the Prometheus Disclosure Schedule contains a list of all issued and outstanding shares of capital stock of such Target Company, the record owners thereof and the respective class(es) thereof.

(b)    As of the date of this Agreement, no shares of capital stock are reserved for issuance upon the exercise of outstanding options to purchase common stock granted to employees of such Target Company or other parties. No securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase shares of capital stock of such Target Company. The Prometheus Stock has been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Contracts of such Target Company.

(c)    There are no subscriptions, options, warrants, equity securities or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which such Target Company is a party or by which it is bound, obligating such Target Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Target Company or obligating such Target Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.4    Authority Relative to this Agreement. Such Target Company has requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that such Target Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out such Target Company’s obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by such Target Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Target Company of the Transactions have been duly and validly authorized by all requisite action on the part of such Target Company (including the approval by its board of directors or stockholders as required by the DLLCA), and no other proceedings on the part of such Target Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by such Target Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitute the legal and binding obligations of such Target Company, enforceable against such Target Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by such Target Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of this Agreement and the other Transaction Agreements to which it is a party by such Target Company shall not, (i) conflict with or violate such Target Company’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements in any material respect, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair such Target Company’s or any of its Subsidiaries’ rights or, in a manner materially adverse to such Target Company or any of its Subsidiaries, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Target Company or any of its Subsidiaries pursuant to, any Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Contract, including any “change in control” or similar provision of any Material Contract.

(b)    The execution and delivery of this Agreement by such Target Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Target Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Prometheus Disclosure Schedule, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole, or, after the Closing, AETI.

4.6    Compliance. Except as provided in Schedule 4.6 of the Prometheus Disclosure Schedule, such Target Company and each Subsidiary of such Target Company has for the past three (3) years complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to such Target Company and its Subsidiaries, taken as a whole. No written notice of non-compliance with any Applicable Legal Requirements has been received by such Target Company or any of its Subsidiaries (and such Target Company has no Knowledge of any such notice delivered to any other Person). No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any Governmental Actions/Filings of such Target Company or its Subsidiaries, except such events which, either individually or in the aggregate, would not be material to such Target Company and its Subsidiaries, taken as a whole.

4.7    Financial Statements.

(a)    Such Target Company has made available to AETI true and complete copies of: (i) the unaudited consolidated financial statements (including any related notes thereto) of such Target Company and its Subsidiaries for the fiscal years ended December 31, 2016 and 2017, and (ii) the unaudited consolidated balance sheet of such Target Company and its Subsidiaries as of and for the Balance Sheet Date and the related statements of income and cash flows for the nine-month period then ended (the “Prometheus Financial Statements”). The Prometheus Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated in the notes thereto), and fairly present in all material respects the financial position of such Target Company and its Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated, subject to the absence of footnote disclosure and to end-of-period adjustments (the effect of which will not, individually or in the aggregate, be material).

(b)    Such Target Company has established and maintained a system of internal controls. To such Target Company’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of such Target Company’s financial reporting and the preparation of such Target Company’s financial statements for external purposes in accordance with U.S. GAAP.

4.8    No Undisclosed Liabilities. Such Target Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of such Target Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Prometheus Financial Statements or in the notes thereto, and (ii) liabilities arising in the ordinary course of such Target Company’s and its Subsidiaries’ business since the Balance Sheet Date.

4.9    Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Balance Sheet Date, there has not been: (a) any Material Adverse Effect on such Target Company and its Subsidiaries, taken as a whole, as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, ownership interests or property) in respect of, any of Prometheus’ capital stock, or any purchase, redemption or other acquisition by such Target Company of any of Prometheus’ capital stock or any other securities of such Target Company or any options, warrants, calls or rights to acquire any such ownership interests or other securities, (c) any split, combination or reclassification of any of Prometheus’ capital stock, (d) any material change by such Target Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (e) any change in the auditors of such Target Company other than in connection with the Transactions, (f) any issuance of capital stock of such Target Company, or (g) any revaluation by such Target Company of any of its assets, including, without limitation, any sale of assets of such Target Company other than in the ordinary course of business.

4.10    Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of such Target Company, threatened in writing against such Target Company or any of its Subsidiaries before any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

4.11    Employee Benefit Plans.

(a)    Schedule 4.11(a) of the Prometheus Disclosure Schedule lists all material Plans maintained by such Target Company (individually, a “Prometheus Plan,” and, collectively, the “Prometheus Plans”). All Prometheus Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by Applicable Legal Requirements. No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of Prometheus Plan activities) is pending or, to the Knowledge of such Target Company, threatened in writing against such Target Company or any its Subsidiaries with respect to any Prometheus Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. To the Knowledge of such Target Company, there are no audits, investigations, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any Prometheus Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Prometheus Plans have been timely made or accrued. Such Target Company does not have any plan or commitment to establish any new Prometheus Plan or to modify any Prometheus Plan (except to the extent required by any Applicable Legal Requirement or to conform any such Prometheus Plan to the requirements of any Applicable Legal Requirement).

(b)    None of the Target Company or its Subsidiaries (i) maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA; and (ii) is a party or otherwise subject to, contributing to or required to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or has ever been a party or otherwise subject to, contributed to or been required to contribute to any such “multiemployer plan”.

(c)    The Target Company or its Subsidiaries have delivered to AETI true, correct and complete copies of the following documents with respect to the Prometheus Plans: (i) the plan document, including amendments thereto; and (ii) ERISA-compliant summary plan descriptions, summary of material modifications, and other material communications to participants relating thereto.

(d)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member of the board of directors, officer or employee of such Target Company under any Prometheus Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Prometheus Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required by Applicable Legal Requirements. None of the Target Company or any of its Subsidiaries has any liability or contingent liability for providing, under any Prometheus Plan, any post-retirement medical or life insurance benefits to any employee, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(e)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.11 are the Exchanging Owners’ exclusive representations and warranties regarding such Target Company in respect of Plans.

4.12    Labor Matters.

(a)    Schedule 4.12(a) contains a true and complete list of all individuals employed by or otherwise engaged to provide personal services as a contractor to, such Target Company and/or its Subsidiaries (each, a “Prometheus Employee”), and, as applicable for each such Prometheus Employee, contains the following information: (i) name; (ii) title or position (including whether full-time or part-time); (iii) annual base salary or base wage rate; and (iv) work location.

(b)    Neither such Target Company nor its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to such Target Company’s or any of its Subsidiaries’ operations, nor is any Prometheus Employee represented by a labor organization, work council, or trade union. To such Target Company’s Knowledge, there are no organizing activities or proceedings, election petitions, union card signing or other union activities, or union corporate campaigns by or of any labor organization, work council, or trade union currently directed at such Target Company or any of its Subsidiaries or any Prometheus Employee, nor have there been any such activities or proceedings during the last three (3) years. No material work stoppage, slowdown, or labor strike involving such Target Company or any of its Subsidiaries or any Prometheus Employee is pending, or to such Target Company’s Knowledge, threatened, nor has any material work stoppage, slowdown, or labor strike involving such Target Company or any of its Subsidiaries or with respect to any Prometheus Employee or former employee of such Target Company or its Subsidiaries occurred in the last three (3) years.

(c)    There are no Legal Proceedings, labor grievances or similar proceedings pending, or, to such Target Company’s Knowledge, threatened against such Target Company or any of its Subsidiaries relating to the violation or alleged violation of any Legal Requirements related to the employment or engagement of labor, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Legal Requirements, and there are no continuing obligations of such Target Company or any of its Subsidiaries pursuant to the resolution of any such Legal Proceeding, labor grievance or similar proceeding that is no longer pending.

(d)    Each Prometheus Employee is terminable “at will” subject to applicable notice periods as set forth by applicable Legal Requirements or in any applicable employment or consulting agreement, and there are no agreements or understandings between such Target Company or any of its Subsidiaries, as applicable, and any of the Prometheus Employees that provide that such employment or engagement is for any particular period or term. To such Target Company’s Knowledge, as of the date hereof, none of such Target Company’s or any of its Subsidiaries’ officers or key employees has given written notice of any intent to terminate his or her employment with, as applicable, such Target Company or any of its Subsidiaries. Such Target Company is in compliance in all material respects and, to such Target Company’s Knowledge, each of the Prometheus Employees is in compliance in all material respects, with the terms of any employment and/or consulting agreements between, as applicable, such Target Company or any of its Subsidiaries and any Prometheus Employee.

(e)    Such Target Company and its Subsidiaries are in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, immigration with respect to Prometheus Employees, contingent workers and wages and hours of work, and is not liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Such Target Company has no Knowledge of any circumstance that is reasonably likely to give rise to any claim by any Prometheus Employee or former employee or former contractor of such Target Company or any of its Subsidiaries for compensation upon termination of, as applicable, such individual’s employment or engagement (beyond any severance pay to which such employee may be entitled under any applicable employment agreement). All amounts that such Target Company and/or its Subsidiaries are legally required to withhold from wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been withheld and paid, and such Target Company and/or its Subsidiaries do not have any outstanding obligation to make any such withholdings or payments, other than with respect to an open payroll period or as would not result in material liability to such Target Company.

(f)    Except as would not reasonably be expected to result in such Target Company’s incurring a material liability, no Prometheus Employee or former employee of such Target Company and/or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

(g)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.12 are the Exchanging Owners’ exclusive representations and warranties regarding such Target Company in respect of labor and employment matters.

4.13    Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon such Target Company or its assets or to which such Target Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Target Company, any acquisition of property by such Target Company or the conduct of business by such Target Company as currently conducted.

4.14    Title to Property.

(a)    Other than the real property described on Schedule 4.14(a) of the Prometheus Disclosure Schedule (the “Prometheus Owned Property”), such Target Company owns no real property. Schedule 4.14(a) of the Prometheus Disclosure Schedule contains a list of all options or other contracts under which such Target Company or its Subsidiaries has a right to purchase or lease, or the obligation to sell, any real property. Prometheus has good and marketable, or indefeasible, as applicable, fee simple title to all Prometheus Owned Property, in each case, free and clear of all Liens except (A) Liens set forth on Schedule 4.14(a) and (B) Permitted Liens. General real estate taxes against the Prometheus Owned Property have been timely paid, and no general real estate taxes against the Prometheus Owned Property are currently due and payable or delinquent.

(b)    All material leases of real property held by such Target Company or its Subsidiaries, if any, and all Personal Property of such Target Company or its Subsidiaries owned are shown or reflected on the balance sheet included in the most recent Prometheus Financial Statements, other than those entered into or acquired on or after the Balance Sheet Date in the ordinary course of business. Schedule 4.14(b) of the Prometheus Disclosure Schedule contains a list of all leases of real property held by such Target Company or its Subsidiaries (individually, a “Prometheus Real Property Lease” and, together with the Prometheus Owned Property, being referred to herein individually as a “Prometheus Property” and collectively as the “Prometheus Properties”).

(c)    All leases pursuant to which such Target Company or its Subsidiaries leases from others real property or material Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of such Target Company or its Subsidiaries or, to such Target Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both), would constitute a default, except where the existence of such default or event of default would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. No Prometheus Real Property Lease contains any assignment prohibition or other provision (i) that would prohibit the transaction contemplated by this Agreement, (ii) that would cause a default under such Prometheus Real Property Lease if closing is effectuated hereunder, or (iii) wherein any landlord or other party would be entitled to any consideration as a result of the transaction contemplated by this Agreement.

(d)    The Prometheus Property constitutes all fee and leasehold interests in real property currently used or currently held for use in connection with the business of Prometheus and such Prometheus Property, together with other items of tangible personal property currently owned or leased by Prometheus, is sufficient for the continued operation of the business of Prometheus after the Closing in substantially the same manner as conducted prior to the Closing. There does not exist any actual or, to the Knowledge of Prometheus, threatened or contemplated condemnation or eminent domain proceedings that affect any part of the Prometheus Property, and neither such Target Company nor any Subsidiary thereof has received any written, or to the Knowledge of Prometheus, oral notice of the intention of any Governmental Entity or other Person to take or use all or any part of the Prometheus Property by condemnation or eminent domain. Such Target Company has no Knowledge of any fact or condition which would result in the termination of the current access from any of the Prometheus Properties to any presently existing highways and roads adjoining or situated on the Prometheus Properties, or to any existing sewer or other utility facilities servicing, adjoining or situated on the Prometheus Properties.

4.15    Taxes.

(a)    Such Target Company and each of its Subsidiaries has timely filed all material Returns required to be filed by such Target Company and each of its Subsidiaries with any Governmental Entity. All such Returns are true, correct and complete in all material respects. Such Target Company and each of its Subsidiaries has paid all material Taxes shown to be due and payable on such Returns, other than any such material Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on Schedule 4.15(a) of the Prometheus Disclosure Schedule.

(b)    All material Taxes that such Target Company and each of its Subsidiaries is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)    There is no material Tax deficiency outstanding, proposed or assessed against such Target Company or any of its Subsidiaries, nor has such Target Company nor any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Such Target Company and each of its Subsidiaries have complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding of any payment of withheld Taxes, and have in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(d)    To the Knowledge of such Target Company, no audit or other examination of any Return of such Target Company or any of its Subsidiaries by any Governmental Entity is presently in progress, nor has such Target Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e)    No adjustment relating to any Returns filed by such Target Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Governmental Entity to such Target Company or any of its Subsidiaries or any representative thereof.

(f)    Neither such Target Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Prometheus Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of such Target Company or such Subsidiary in the ordinary course of business or (ii) would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(g)    Neither such Target Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(h)    Such Target Company has at all times since formation been treated as a corporation for U.S. federal income (and applicable state and local) Tax purposes. Each of the Subsidiaries of such Target has at all times since formation been treated as a a corporation or “disregarded entity” for U.S. federal income (and applicable state and local) Tax purposes.

(i)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.15 and the applicable representations and warranties in Sections 4.9, 4.11, and 4.12 are the Exchanging Owners’ exclusive representations and warranties regarding such Target Company and its Subsidiaries in respect of Taxes.

4.16    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, be material to such Target Company and its Subsidiaries, taken as a whole: (i) such Target Company and its Subsidiaries are in compliance and have at all times material to this Agreement been in compliance with all applicable Environmental Laws; (ii) no properties owned, occupied, leased or otherwise operated by such Target Company and its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) contain Contamination; (iii) no properties formerly owned, occupied, leased or otherwise operated by such Target Company and its Subsidiaries contains any Contamination arising out of such Target Company’s or its Subsidiaries’ activities during the period of ownership, occupation, lease or operation by such Target Company or its Subsidiaries or, to such Target Company’s Knowledge, during any prior period; (iv) such Target Company and its Subsidiaries are not subject to liability, including STRICT LIABILITY, for any Hazardous Substance release or disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) such Target Company and its Subsidiaries are not and have not been associated with any release or threat of release of any Hazardous Substance at any property owned, operated, occupied or under lease by such Target Company that was either in violation of Environmental Law or at concentrations that would constitute Contamination; (vi) such Target Company and its Subsidiaries are not subject to any claims asserting liability for Hazardous Substances or under Environmental Laws, and have not received any notice, demand, letter, claim or request for information alleging that such Target Company or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) such Target Company and its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)    To such Target Company’s Knowledge, Schedule 4.16(b) of the Prometheus Disclosure Schedule sets forth all material environmental studies and investigations completed or in process with respect to such Target Company or any of its Subsidiaries or their respective properties, assets or operations. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by such Target Company or its Subsidiaries to AETI or its counsel.

(c)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.16 are the Exchanging Owners’ exclusive representations and warranties regarding such Target Company in respect of Environmental Laws.

4.17    Brokers; Third Party Expenses. Such Target Company and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage, finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

4.18    Intellectual Property.

(a)    Schedule 4.18(a) of the Prometheus Disclosure Schedule contains a description of any Intellectual Property owned by such Target Company. Such Target Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. No Target Company Intellectual Property, including software and software programs developed by or exclusively licensed to Prometheus (specifically excluding any off the shelf or shrink-wrap software) or any current version of products or services offerings of Prometheus (“Prometheus Products”), is subject to any proceeding or outstanding contract, license, agreement, stipulation or Order restricting the use, transfer or licensing thereof by such Target Company, or which may affect the validity, use or enforceability of such Target Company Intellectual Property or Prometheus Products, which in any such case would, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(b)    Except as set forth on Schedule 4.18(b) of the Prometheus Disclosure Schedule, such Target Company and each Subsidiary of such Target Company owns and has good and exclusive title to each material item of Target Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) other than Permitted Liens; and such Target Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of such Target Company including the sale of any products or the provision of any services by such Target Company.

(c)    To such Target Company’s Knowledge, the operation of the business of such Target Company as such business currently is conducted, including such Target Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under Applicable Legal Requirements and such Target Company has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

(d)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.18 are the Exchanging Owners’ exclusive representations and warranties regarding such Target Company in respect of Intellectual Property.

4.19    Agreements, Contracts and Commitments.

(a)    Schedule 4.19(a) of the Prometheus Disclosure Schedule sets forth a complete and accurate list of all Material Contracts of such Target Company and its Subsidiaries.

(b)    Each Material Contract of such Target Company or its Subsidiaries is in full force and effect and, to Prometheus’ Knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Contracts of such Target Company and its Subsidiaries have been heretofore made available to AETI or AETI’s counsel.

(c)    Neither such Target Company or its Subsidiaries nor, to such Target Company’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract of such Target Company or its Subsidiaries, and no party to any such Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to such Target Company and its Subsidiaries, taken as a whole.

4.20    Insurance. Such Target Company and/or the Subsidiaries of such Target Company maintain appropriate Insurance Policies. The coverages provided by such Insurance Policies are adequate in amount and scope for such Target Company’s business and operations as concurrently conducted, including any insurance required to be maintained by Material Contracts of such Target Company.

4.21    Interested Party Transactions. Except as set forth on Schedule 4.21 of the Prometheus Disclosure Schedule, no Insider or a member of his or her immediate family is indebted to such Target Company for borrowed money, nor is such Target Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (a) for payment of salary, bonuses and other compensation for services rendered, (b) reimbursement for reasonable expenses incurred in connection with such Target Company, and (c) for other employee benefits made generally available to all employees. Except as set forth on Schedule 4.21 of the Prometheus Disclosure Schedule, to the Knowledge of such Target Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Contract of such Target Company (other than such contracts as relate to any such Person’s ownership of the capital stock or other securities of such Target Company or such Person’s employment or consulting arrangements with such Target Company).

4.22    Certain Provided Information. The information relating to such Target Company and its Subsidiaries supplied by such Target Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of AETI Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.23    FCPA Compliance. Neither such Target Company, its Subsidiaries or Affiliates, nor, to the Knowledge of such Target Company, its or their respective representatives has given, lent, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help such Target Company, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to any of the operations or business conducted by such Target Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.23 are such Target Company’s exclusive representations and warranties regarding FCPA compliance.

4.24    Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF SUCH TARGET COMPANY, ANY OF ITS RESPECTIVE SUBSIDIARIES OR EXCHANGING OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OWNERS, INSIDERS OR

REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO AETI, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SUCH TARGET COMPANY OR ANY OF ITS SUBSIDIARIES, THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF SUCH TARGET COMPANY OR ITS SUBSIDIARIES OR ANY OF ITS RESPECTIVE EXCHANGING OWNERS, AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO AETI OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH EXCHANGING OWNERS TO AETI IN THIS ARTICLE IV AND (B) NEITHER SUCH TARGET COMPANY NOR ANY OF ITS RESPECTIVE SUBSIDIARIES OR EXCHANGING OWNERS, OR THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO AETI OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SUCH TARGET COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SUCH TARGET COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. AETI HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE IV. AETI ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SUCH TARGET COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION AETI HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES REGARDING SUCH TARGET COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE IV.

4.25    Survival of Representations and Warranties. The representations and warranties of the Exchanging Owners set forth in this Article IV shall terminate at the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PEG

Except as set forth in the disclosure schedules dated as of the date of this Agreement delivered by PEG to AETI in connection with the execution and delivery of this Agreement (the

“PEG Disclosure Schedule”), the Exchanging Owners hereby represent and warrant to AETI with respect to PEG as follows:

5.1    Organization and Qualification.

(a)    Such Target Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to such Target Company and its Subsidiaries, taken as a whole. Such Target Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(b)    Such Target Company is duly qualified to do business as a foreign company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole. Each jurisdiction in which such Target Company so qualified or licensed is listed on Schedule 5.1(b) of the PEG Disclosure Schedule.

(c)    Complete and correct copies of the Charter Documents of such Target Company, as amended and currently in effect, have been heretofore delivered or made available to AETI or AETI’s counsel.

5.2    Subsidiaries. The only Subsidiary of such Target Company is Prometheus. Such Target Company owns all of the outstanding equity securities of such Subsidiary, free and clear of all Liens (other than Permitted Liens or Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder). Except for such Subsidiary, such Target Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

5.3    Capitalization.

(a)    Other than the PEG Interests, such Target Company has no class or series of securities or ownership interests issued and outstanding under its Charter Documents. Schedule 5.3(a) of the PEG Disclosure Schedule contains a list of all issued and outstanding membership interests of such Target Company, and the respective class(es) and record owners thereof.

(b)    As of the date of this Agreement, no membership interests are reserved for issuance upon the exercise of outstanding options to purchase membership interests granted to employees of such Target Company or other parties. No securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase membership interests. The PEG Interests have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Contracts of such Target Company.

(c)    Except as set forth in PEG’s Charter Documents, there are no subscriptions, options, warrants, equity securities, membership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which such Target Company is a party or by which it is bound, obligating such Target Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Target Company or obligating such Target Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

5.4    Authority Relative to this Agreement. Such Target Company has requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that such Target Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out such Target Company’s obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by such Target Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Target Company of the Transactions have been duly and validly authorized by all requisite action on the part of such Target Company (including the approval by its board of managers or members as required by the DLLCA), and no other proceedings on the part of such Target Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by such Target Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitute the legal and binding obligations of such Target Company, enforceable against such Target Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery by such Target Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of this Agreement and the other Transaction Agreements to which it is a party by such Target Company shall not, (i) conflict with or violate such Target Company’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements in any material respect, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair such Target Company’s or any of its Subsidiaries’ rights or, in a manner materially adverse to such Target Company or any of its Subsidiaries, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Target Company or any of its Subsidiaries pursuant to, any Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Contract, including any “change in control” or similar provision of any Material Contract.

(b)    The execution and delivery of this Agreement by such Target Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Target Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described on Schedule 5.5(b) of the PEG Disclosure Schedule, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole, or, after the Closing, AETI.

5.6    Compliance. Such Target Company has for the past three (3) years complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to be material to such Target Company and its Subsidiaries, taken as a whole. No written notice of non-compliance with any Applicable Legal Requirements has been received by such Target Company (and such Target Company has no Knowledge of any such notice delivered to any other Person). No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any Governmental Actions/Filings of such Target Company, except such events which, either individually or in the aggregate, would not be material to such Target Company.

5.7    Brokers; Third Party Expenses. Such Target Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

5.8    Taxes.

(a)    Such Target Company has timely filed all material Returns required to be filed by such Target Company with any Governmental Entity. All such Returns are true, correct and complete in all material respects. Such Target Company has paid all material Taxes shown to be due and payable on such Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on Schedule 5.8(a) of the PEG Disclosure Schedule.

(b)    All material Taxes that such Target Company is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)    There is no material Tax deficiency outstanding, proposed or assessed against such Target Company, nor has such Target Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Such Target Company has complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding and payment of withheld Taxes, and has in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(d)    To the Knowledge of such Target Company, no audit or other examination of any Return of such Target Company by any Governmental Entity is presently in progress, nor has such Target Company been notified of any request for such an audit or other examination.

(e)    No adjustment relating to any Returns filed by such Target Company has been proposed in writing, formally or informally, by any Governmental Entity to such Target Company or any representative thereof.

(f)    Such Target Company has no liability for any unpaid Taxes which have not been accrued for or reserved on the Stabilis Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of such Target Company in the ordinary course of business or (ii) would not, individually or in the aggregate, reasonably be expected to be material to such Target Company and its Subsidiaries, taken as a whole.

(g)    Such Target Company has not made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(h)    Such Target Company has at all times since formation been treated as a partnership for U.S. federal income (and applicable state and local) Tax purposes.

(i)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 5.8 are the Exchanging Owners’ exclusive representations and warranties regarding such Target Company in respect of Taxes.

5.9    FCPA Compliance. Neither such Target Company nor, to the Knowledge of such Target Company, its representatives has given, lent, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help such Target Company, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to any of the operations or business conducted by such Target Company. Notwithstanding anything herein to the contrary, the representations and warranties in this Section 5.9 are such Target Company’s exclusive representations and warranties regarding FCPA compliance.

5.10    Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF SUCH TARGET COMPANY, ANY OF ITS SUBSIDIARIES OR EXCHANGING OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OWNERS, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO AETI, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SUCH TARGET COMPANY OR ANY OF ITS SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF SUCH TARGET COMPANY OR ITS SUBSIDIARIES OR ANY OF ITS RESPECTIVE EXCHANGING OWNERS, AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO AETI OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH EXCHANGING OWNERS TO AETI IN THIS ARTICLE V AND (B) NEITHER SUCH TARGET COMPANY NOR ANY OF ITS RESPECTIVE SUBSIDIARIES OR EXCHANGING OWNERS, OR THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO AETI OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SUCH TARGET COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SUCH TARGET COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. AETI HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE V. AETI ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SUCH TARGET COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION AETI HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES REGARDING SUCH TARGET COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE V.

5.11    Survival of Representations and Warranties. The representations and warranties of the Exchanging Owners set forth in this Article V shall terminate at the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF AETI

Except as (i) as disclosed in the AETI SEC Reports filed and publicly available at least 24 hours prior to the date hereof or (ii) as set forth in the disclosure schedules dated as of the date of this Agreement delivered by AETI to the Exchanging Owners in connection with the execution and delivery of this Agreement (the “AETI Disclosure Schedule”, and collectively with the Stabilis Disclosure Schedule, Prometheus Disclosure Schedule and the PEG Disclosure Schedule, the “Disclosure Schedules”), AETI represents and warrants to the Exchanging Owners as follows:

6.1    Organization and Qualification.

(a)    AETI and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state or country of its organization, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to AETI and its Subsidiaries, taken as a whole. AETI and each of its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Complete and correct copies of the AETI Charter Documents and each of its Subsidiaries, as amended and currently in effect, have been heretofore delivered or made available to the Exchanging Owners or their counsel.

(b)    AETI and each of its Subsidiaries is duly qualified or licensed to do business as a foreign company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole. Each jurisdiction in which AETI or any of its Subsidiaries is so qualified or licensed is listed on Schedule 6.1(b) of the AETI Disclosure Schedule.

6.2    AETI Subsidiaries.

(a)    The Subsidiaries of AETI, together with their state of incorporation or formation, as applicable, are listed on Schedule 6.2(a) of the AETI Disclosure Schedule. AETI owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens (other than Permitted Liens or Liens relating to Applicable Legal Requirements of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder). Except for its Subsidiaries, AETI does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding or other instrument under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)    Each Subsidiary of AETI that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state or country of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole. Each Subsidiary of AETI that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state or country of its organization or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to AETI and its Subsidiaries, taken as a whole. Each Subsidiary of AETI is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole.

(c)    Complete and correct copies of its Charter Documents of each Subsidiary of AETI, as amended and currently in effect, have been heretofore delivered or made available to the Exchanging Owners or their counsel.

6.3    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of AETI consists of 50,000,000 shares of AETI Common Stock, and 1,000,000 shares of preferred stock, par value $0.001 per share (“AETI Preferred Stock”), of which 9,069,330 shares of AETI Common Stock and 1,000,000 shares of AETI Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement, 193,975 shares of AETI Common Stock are held in treasury by AETI.

(b)    (i) Except as set forth on Schedule 6.3(b) of the AETI Disclosure Schedule, no shares of AETI Common Stock or AETI Preferred Stock are issuable or reserved for issuance upon (x) the exercise of outstanding options to purchase AETI Common Stock or AETI Preferred Stock granted to employees or directors of AETI or other parties, or (y) the settlement of outstanding restricted stock units, restricted stock, phantom stock, stock appreciation rights or similar rights granted to employees or directors of AETI or other parties; (ii) no shares of AETI Common Stock or AETI Preferred Stock are issuable or reserved for issuance upon the exercise of outstanding warrants to purchase AETI Common Stock or AETI Preferred Stock (“AETI Warrants”); and (iii) no shares of AETI Common Stock or AETI Preferred Stock are issuable or reserved for issuance upon the conversion of the AETI Preferred Stock or any outstanding convertible notes, debentures or securities. All shares of AETI Common Stock and AETI Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of AETI Common Stock and all outstanding AETI Warrants have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable AETI Contracts.

(c)    There are no subscriptions, options, warrants, equity securities or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which AETI is a party or by which it is bound obligating AETI to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of AETI or obligating AETI to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)    Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which AETI is a party or by which AETI is bound with respect to any equity security of any class of securities or convertible securities of AETI.

(e)    Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of AETI are issuable and no rights in connection with any shares, warrants, options or other securities of AETI accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)    No outstanding share of AETI Common Stock or convertible securities of AETI is unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable agreement with AETI.

(g)    Upon issuance in accordance with this Agreement, the Consideration Shares (x) will be duly and validly issued and outstanding, fully paid and nonassessable shares of the AETI Common Stock, (y) will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by the Securities Act, the Exchange Act or state blue sky laws, and (z) will be issued in compliance in all material respects with (A) Applicable Legal Requirements, and (B) all requirements set forth in any applicable AETI Contracts.

6.4    Authority Relative to this Agreement. AETI has requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by AETI of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by AETI of the Transactions have been duly and validly authorized by all necessary corporate action on the part of AETI, and no other proceedings on the part of AETI is necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the AETI Stockholder Matters. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by AETI and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of AETI, enforceable against AETI in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

6.5    No Conflict; Required Filings and Consents.

(a)    Neither the execution, delivery and performance by AETI of this Agreement or the other Transaction Agreements to which it is a party, nor (assuming approval of the AETI Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate AETI’s or any of its Subsidiary’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements in any material respect, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair AETI’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of AETI or any of its Subsidiaries pursuant to, any AETI Contracts.

(b)    The execution and delivery of this Agreement by AETI, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which AETI is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole.

6.6    Compliance. AETI and each Subsidiary of AETI has for the past three (3) years complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to be material to AETI and its Subsidiaries, taken as a whole. No written notice of non-compliance with any Applicable Legal Requirements has been received by AETI or any of its Subsidiaries (and AETI has no Knowledge of any such notice delivered to any other Person). No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any Governmental Actions/Filings of AETI or its Subsidiaries, except such events which, either individually or in the aggregate, would not be material to AETI and its Subsidiaries, taken as a whole.

6.7    AETI SEC Reports and Financial Statements.

(a)    Except as sets forth in Schedule 6.7(a) of the AETI Disclosure Schedule, AETI has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2015 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “AETI SEC Reports”). None of the AETI SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to AETI or the AETI SEC Reports. To the Knowledge of AETI, as of the date hereof, (i) none of the AETI SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any AETI SEC Report. The audited financial statements of AETI (“AETI Audited Financial Statements”) and unaudited interim financial statements of AETI (together with the AETI Audited Financial Statements, the “AETI Financial Statements”) (including, in each case, the notes and schedules thereto) included in the AETI SEC Reports (x) complied as to form in all material respects with, and in the case of AETI Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10 Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring end-of-period adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of AETI Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal end-of-period adjustments and the absence of complete footnotes), in all material respects the financial position of AETI and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)    AETI has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to AETI is made known to AETI’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting AETI’s principal executive officer and principal financial officer to material information required to be included in AETI’s periodic reports required under the Exchange Act.

(c)    AETI has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of AETI’s financial reporting and the preparation of AETI’s financial statements for external purposes in accordance with U.S. GAAP.

(d)    There are no outstanding loans or other extensions of credit made by AETI to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or director of AETI. AETI has not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

(e)    The books of account, minute books and transfer ledgers and other similar books and records of AETI and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(f)    Except as otherwise noted in the AETI Financial Statements, the accounts and notes receivable of AETI and its Subsidiaries reflected in the AETI Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (iii) are not subject to any valid set-off or counterclaim to which AETI has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of AETI or any of its Subsidiaries as of the date hereof.

6.8    No Undisclosed Liabilities. AETI (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of AETI, except liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent AETI Financial Statements or in the notes thereto in the AETI SEC Reports.

6.9    Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Balance Sheet Date, there has not been: (a) any Material Adverse Effect on AETI as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of AETI’s capital stock, or any purchase, redemption or other acquisition by AETI of any of AETI’s capital stock or any other securities of AETI or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of AETI’s capital stock, (d) any granting by AETI of any increase in compensation or fringe benefits, or any payment by AETI of any bonus, or any granting by AETI of any increase in severance or termination pay or any entry by AETI into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving AETI of the nature contemplated hereby, (e) any material change by AETI in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (f) any change in the auditors of AETI, (g) any issuance of capital stock of AETI, or (h) any revaluation by AETI of any of its assets, including, without limitation, any sale of assets of AETI other than in the ordinary course of business.

6.10     Litigation. There are no Legal Proceedings pending or to AETI’s Knowledge, threatened in writing against or otherwise relating to AETI or any of its Subsidiaries, before any Governmental Entity.

6.11    Employee Benefit Plans.

(a)    Schedule 6.11(a) of the AETI Disclosure Schedule lists all material Plans maintained by AETI or any of its ERISA Affiliates or with respect to which AETI or any of its ERISA Affiliates has any liability (individually, an “AETI Plan,” and, collectively, the “AETI Plans”). All AETI Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by Applicable Legal Requirements. No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of AETI Plan activities) is pending or, to the Knowledge AETI, threatened in writing against AETI or any its Subsidiaries with respect to any AETI Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole. To the Knowledge of AETI, there are no audits, investigations, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any AETI Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the AETI Plans have been timely made or accrued. No AETI Plan has an accumulated funding deficit and neither AETI nor any of its ERISA Affiliates would be required to make any contribution to an AETI Plan upon termination in accordance with this Agreement. AETI does not have any plan or commitment to establish any new AETI Plan or to modify any AETI Plan (except to the extent required by any Applicable Legal Requirement or to conform any such AETI Plan to the requirements of any Applicable Legal Requirement).

(b)    None of AETI or its ERISA Affiliates (i) maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA; and (ii) is a party or otherwise subject to, contributing to or required to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or has ever been a party or otherwise subject to, contributed to or been required to contribute to any such “multiemployer plan”.

(c)    AETI or its Subsidiaries have delivered to the Exchanging Owners true, correct and complete copies of the following documents with respect to the AETI Plans: (i) the plan document, including amendments thereto; and (ii) ERISA-compliant summary plan descriptions, summary of material modifications, and other material communications to participants relating thereto.

(d)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member of the board of managers, officer or employee of AETI under any AETI Plan or otherwise, (ii) materially increase any benefits otherwise payable under any AETI Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required by Applicable Legal Requirements. None of AETI or any of its Subsidiaries has any liability or contingent liability for providing, under any AETI Plan, any post-retirement medical or life insurance benefits to any employee, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(e)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 6.11 are AETI’s exclusive representations and warranties regarding AETI Plans.

6.12    Labor Matters.

(a)    Schedule 6.12(a) contains a true and complete list of all individuals employed by or otherwise engaged to provide personal services as a contractor to, AETI and/or its Subsidiaries (each, an “AETI Employee”), and, as applicable for each such AETI Employee, contains the following information: (i) name; (ii) title or position (including whether full-time or part-time); (iii) annual base salary or base wage rate; and (iv) work location.

(b)    Neither AETI nor its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to AETI’s or any of its Subsidiaries’ operations, nor is any AETI Employee represented by a labor organization, work council, or trade union. To AETI’s Knowledge, there are no organizing activities or proceedings, election petitions, union card signing or other union activities, or union corporate campaigns by or of any labor organization, work council, or trade union currently directed at AETI or any of its Subsidiaries or any AETI Employee, nor have there been any such activities or proceedings during the last three (3) years. No material work stoppage, slowdown, or labor strike involving AETI or any of its Subsidiaries or any AETI Employee is pending, or to AETI’s Knowledge, threatened, nor has any material work stoppage, slowdown, or labor strike involving AETI or any of its Subsidiaries or with respect to any AETI Employee or former employee of AETI or its Subsidiaries occurred in the last three (3) years.

(c)    There are no Legal Proceedings, labor grievances or similar proceedings pending, or, to AETI’s Knowledge, threatened against AETI or any of its Subsidiaries relating to the violation or alleged violation of any Legal Requirements related to the employment or engagement of labor, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Legal Requirements, and there are no continuing obligations of AETI or any of its Subsidiaries pursuant to the resolution of any such Legal Proceeding, labor grievance or similar proceeding that is no longer pending.

(d)    Each AETI Employee is terminable “at will” subject to applicable notice periods as set forth by applicable Legal Requirements or in any applicable employment or consulting agreement, and there are no agreements or understandings between AETI or any of its Subsidiaries, as applicable, and any of the AETI Employees that provide that such employment or engagement is for any particular period or term. To AETI’s Knowledge, as of the date hereof, none of AETI’s or any of its Subsidiaries’ officers or key employees has given written notice of any intent to terminate his or her employment with, as applicable, AETI or any of its Subsidiaries. AETI is in compliance in all material respects and, to AETI’s Knowledge, each of the AETI Employees is in compliance in all material respects, with the terms of any employment and/or consulting agreements between, as applicable, AETI or any of its Subsidiaries and any AETI Employee.

(e)    AETI and its Subsidiaries are in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, immigration with respect to AETI Employees, contingent workers and wages and hours of work, and is not liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole. AETI has no Knowledge of any circumstance that is reasonably likely to give rise to any claim by any AETI Employee or former employee or former contractor of AETI or any of its Subsidiaries for compensation upon termination of, as applicable, such individual’s employment or engagement (beyond any severance pay to which such employee may be entitled under any applicable employment agreement). All amounts that AETI and/or its Subsidiaries are legally required to withhold from wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been withheld and paid, and AETI and/or its Subsidiaries do not have any outstanding obligation to make any such withholdings or payments, other than with respect to an open payroll period or as would not result in material liability to AETI.

(f)    Except as would not reasonably be expected to result in AETI’s incurring a material liability, no AETI Employee or former employee of AETI and/or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

(g)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 6.12 are AETI’s exclusive representations and warranties regarding AETI in respect of labor and employment matters.

6.13    Restrictions on Business Activities. Except as set forth on Schedule 6.13 of the AETI Disclosure Schedule, there is no agreement, commitment, or Order binding upon AETI or its assets or to which AETI is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of AETI, any acquisition of property by AETI or the conduct of business by AETI as currently conducted.

6.14    Title to Property.

(a)    Other than the real property described on Schedule 6.14(a) of the AETI Disclosure Schedule, AETI and its Subsidiaries own no real property (the “AETI Owned Property”). Schedule 6.14(a) of the AETI Disclosure Schedule contains a list of all options or other contracts under which AETI or its Subsidiaries has a right to purchase or lease, or the obligation to sell, any real property. AETI has good and marketable, or indefeasible, as applicable, fee simple title to all AETI Owned Property, in each case, free and clear of all Liens except (A) Liens set forth on Schedule 6.14(a) and (B) Permitted Liens.

(b)    All material leases of real property held by AETI or its Subsidiaries, if any, and all Personal Property of AETI and its Subsidiaries owned are shown or reflected on the balance sheet included in the most recent AETI Financial Statements, other than those entered into or acquired on or after the Balance Sheet Date in the ordinary course of business. Schedule 6.14(b) of the AETI Disclosure Schedule contains a list of all leases of real property held by AETI or its Subsidiaries (individually, a “AETI Real Property Lease” and, together with the AETI Owned Property, being referred to herein individually as a “AETI Property” and collectively as the “AETI Properties”).

(c)    All leases pursuant to which AETI or its Subsidiaries lease from others real property or material Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of AETI or such Subsidiary or, to AETI’s Knowledge, any other party (or any event which with notice or lapse of time, or both), that would constitute a material default, except where the existence of such default or event of default would not, individually or in the aggregate, reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole. No AETI Real Property Lease contains any assignment prohibition or other provision (i) that would prohibit the transaction contemplated by this Agreement, (ii) that would cause a default under such AETI Real Property Lease if closing is effectuated hereunder, or (iii) wherein any landlord or other party would be entitled to any consideration as a result of the transaction contemplated by this Agreement.

(d)    The AETI Property constitutes all fee and leasehold interests in real property currently used or currently held for use in connection with the business of AETI and such AETI Property, together with other items of tangible personal property currently owned or leased by AETI, is sufficient for the continued operation of the business of AETI after the Closing in substantially the same manner as conducted prior to the Closing. There does not exist any actual or, to the Knowledge of AETI, threatened or contemplated condemnation or eminent domain proceedings that affect any part of the AETI Property, and neither AETI nor any Subsidiary has received any written, or to the Knowledge of AETI, or any Subsidiary, oral notice of the intention of any Governmental Entity or other Person to take or use all or any part of the AETI Property by condemnation or eminent domain. AETI has no Knowledge of any fact or condition which would result in the termination of the current access from any of the AETI Properties to any presently existing highways and roads adjoining or situated on the AETI Properties, or to any existing sewer or other utility facilities servicing, adjoining or situated on the AETI Properties.

6.15    Taxes.

(a)    Except as set forth in Schedule 6.15(a) of the AETI Disclosure Schedule, AETI and each of its Subsidiaries has timely filed all material Returns required to be filed by AETI and each of its Subsidiaries with any Governmental Entity. All such Returns are true, correct and complete in all material respects. AETI and each of its Subsidiaries has paid all material Taxes shown to be due and payable on such Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on Schedule 6.15(a) of the AETI Disclosure Schedule.

(b)    All material Taxes that AETI and each of its Subsidiaries are required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)    There is no material Tax deficiency outstanding, proposed or assessed against AETI or any of its Subsidiaries, nor has such AETI or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. AETI and its Subsidiaries have complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding and payment of withheld Taxes, and have in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(d)    To AETI’s Knowledge no audit or other examination of any Return of AETI or any of its Subsidiaries by any Governmental Entity is presently in progress, nor has AETI or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e)    No adjustment relating to any Returns filed by AETI or any of its Subsidiaries has been proposed in writing, formally or informally, by any Governmental Entity to AETI or any of its Subsidiaries or any representative thereof.

(f)    Neither AETI nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the AETI Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of AETI in the ordinary course of business, or (ii) would not, individually or in the aggregate, reasonably be expected to be material to neither AETI nor any of its Subsidiaries, taken as a whole.

(g)    Neither AETI nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(h)    AETI has at all times been treated as a corporation for U.S. federal income (and applicable state and local) Tax purposes.

(i)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 6.15 and the applicable representations and warranties in Sections 6.9, 6.11, and 6.12 are AETI’s exclusive representations and warranties regarding AETI in respect of Taxes.

6.16    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, be material to AETI and its Subsidiaries, taken as a whole: (i) AETI and its Subsidiaries are in compliance and has at all time material to this Agreement been in compliance with all applicable Environmental Laws; (ii) no properties owned, occupied, leased or operated by AETI and its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) contain Contamination; (iii) no properties formerly owned, occupied, leased or operated by AETI and its Subsidiaries contain Contamination arising out of AETI’s or its Subsidiaries’ activities during the period of ownership, occupation, lease or operation by AETI or, to AETI’s Knowledge, during any prior period; (iv) AETI and its Subsidiaries are not subject to liability, including STRICT LIABILITY, for any Hazardous Substance release or disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) AETI and its Subsidiaries are not and have not been associated with any release or threat of release of any Hazardous Substance at any property owned, operated, occupied or under lease by AETI or its Subsidiaries that was either in violation of Environmental Law or at concentrations that would not constitute Contamination; (vi) AETI and its Subsidiaries are not subject to any claims asserting liability for Hazardous Substances or under Environmental Laws, and has not received any notice, demand, letter, claim or request for information alleging that AETI or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) AETI and its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)    To AETI’s Knowledge, Schedule 6.16(b) of the AETI Disclosure Schedule sets forth all material environmental studies and investigations completed or in process with respect to AETI or any of its Subsidiaries or their respective properties, assets or operations that are within AETI’s possession or control. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by AETI or its Subsidiaries to the Exchanging Owners or their counsel.

(c)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 6.16 are AETI’s exclusive representations and warranties regarding AETI in respect of Environmental Laws.

6.17    Brokers; Third Party Expenses. Neither AETI nor any of its Subsidiaries has incurred, neither will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.18    Intellectual Property.

(a)    Schedule 6.18(a) of the AETI Disclosure Schedule contains a description of any Intellectual Property owned by AETI. AETI owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. No Intellectual Property, including software and software programs developed by or exclusively licensed to AETI (specifically excluding any off the shelf or shrinkwrap software) or any current version of products or services offerings of AETI (“AETI Products”) is subject to any material proceeding or outstanding contract, license, agreement, stipulation or Order restricting in any material manner the use, transfer or licensing thereof by AETI, or which may affect the validity, use or enforceability of such Intellectual Property or AETI Product, which in any such case would reasonably be expected to be material to AETI and its Subsidiaries, taken as a whole.

(b)    AETI and each Subsidiary of AETI owns and has good and exclusive title to each material item of its Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) other than Permitted Liens; and AETI is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of AETI including the sale of any products or the provision of any services by AETI.

(c)    To AETI’s Knowledge, the operation of the business of AETI as such business currently is conducted, including AETI’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under Applicable Legal Requirements and AETI has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

(d)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 6.18 are AETI’s exclusive representations and warranties regarding AETI in respect of Intellectual Property.

6.19    Agreements, Contracts and Commitments.

(a)    Schedule 6.19(a) of the AETI Disclosure Schedule sets forth a complete and accurate list of all Material Contracts of AETI and its Subsidiaries.

(b)    Each Material Contract of AETI or its Subsidiaries is in full force and effect and, to AETI’s Knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Contracts of AETI and its Subsidiaries have been heretofore made available to the Exchanging Owners or their counsel.

(c)    Neither AETI or its Subsidiaries nor, to AETI’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract of AETI or its Subsidiaries, and no party to any such Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to AETI and its Subsidiaries, taken as a whole.

6.20    Insurance. AETI and/or its Subsidiaries maintain appropriate Insurance Policies. The coverages provided by such Insurance Policies are adequate in amount and scope for such AETI’s business and operations as concurrently conducted, including any insurance required to be maintained by Material Contracts of AETI and its Subsidiaries.

6.21    Interested Party Transactions. Except as set forth in Schedule 6.21 of the AETI Disclosure Schedule: (a) no employee, officer, director or beneficial stockholder of AETI or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to AETI nor is AETI indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of AETI; and (b) to AETI’s Knowledge, no officer, director or beneficial stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with AETI or any of its Subsidiaries (other than such contracts as relate to any such individual ownership of capital stock or other securities of AETI).

6.22    AETI Listing. The AETI Common Stock is registered pursuant to the Exchange Act and is listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “AETI”. Except as set forth on Schedule 6.22 of the AETI Disclosure Schedule, AETI has not been notified by Nasdaq that it has failed to comply with any listing rules of such exchange, which such failure has not been rectified in full as of the date hereof. Except as set forth on Schedule 6.22 of the AETI Disclosure Schedule, there is no action or proceeding pending or, to AETI’s Knowledge, threatened against AETI by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of AETI Common Stock on Nasdaq. None of AETI or any of its Affiliates has taken any action in an attempt to terminate the registration of AETI Common Stock under the Exchange Act.

6.23    Investment Company Act. AETI is not, and at and immediately following the Closing will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

6.24    Smaller Reporting Company. AETI constitutes a “smaller reporting company” within the meaning of Item 10(f)(1) of Regulation S-K.

6.25    Status of AETI Common Stock. Assuming that the representations and warranties made by the Exchanging Owners in Section 2.6 are true and correct, the offer and issuance of the shares of AETI Common Stock pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither AETI nor, to the Knowledge of AETI, any other Person authorized by AETI to act on AETI’s behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of AETI Common Stock and neither AETI nor, to the Knowledge of AETI, any Person acting on AETI’s behalf, has not made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the shares of AETI Common Stock under this Agreement to be integrated with prior offerings by AETI for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will AETI take any action or steps that would cause the offering or issuance of the shares of AETI Common Stock under this Agreement to be integrated with other offerings.

6.26    Certain Provided Information. AETI represents and warrants that the information relating to AETI supplied by AETI for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto or additional soliciting materials distributed in connection therewith) is first distributed to holders of AETI Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. AETI will ensure that said Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

6.27    FCPA Compliance. Neither AETI, its Subsidiaries or Affiliates, nor, to AETI’s Knowledge, its or their respective representatives has given, lent, paid, promised, offered or authorized the payments, directly or indirectly through a third Person, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help AETI, or any other Person, obtain or keep business or to secure some other improper advantage, in each case, on behalf or with respect to any of the operations or business conducted by AETI or its Subsidiaries. Notwithstanding anything herein to the contrary, the representations and warranties in this Section 6.27 are AETI’s exclusive representations and warranties regarding FCPA compliance.

6.28    Disclaimer of Other Warranties.

(a)    EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VI, NONE OF AETI, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE EXCHANGING OWNERS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO AETI OR ANY OF ITS SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF AETI, ANY OF ITS SUBSIDIARIES OR ANY OF ITS RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE EXCHANGING OWNERS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS

EXPRESSLY MADE BY AETI TO THE EXCHANGING OWNERS IN ARTICLE VI AND (B) NONE OF AETI NOR ANY OF ITS SUBSIDIARIES, NOR ITS RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE EXCHANGING OWNERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE EXCHANGING OWNERS OR THEIR REPRESENTATIVES BY OR ON BEHALF OF AETI IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO AETI, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE EXCHANGING OWNERS HEREBY ACKNOWLEDGE THAT NONE OF THE EXCHANGING OWNERS HAS RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT. EACH EXCHANGING OWNER ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF AETI, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH EXCHANGING OWNER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF AETI EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE VI.

(b)    AETI expressly acknowledges and agrees, that, without limiting the representations and warranties contained in ARTICLE VI, (i) each Target Company and its Subsidiary is engaged in the development of complex energy infrastructure projects, the success of which are uncertain, and no representation or warranty is made with respect to the sufficiency of any action taken, asset or permit acquired or contract entered into in relation to the same, or the likelihood of success of any such project, (ii) numerous additional actions, assets, permits and contracts not yet taken, obtained or entered into by each Target Company and its Subsidiaries will be required to advance such projects to completion and there can be no assurance of such actions, assets, permits and contracts being taken, obtained or entered into.

6.29    Survival of Representations and Warranties. The representations and warranties of AETI set forth in this Agreement shall terminate at the Closing.

ARTICLE VII

CONDUCT PRIOR TO THE CLOSING DATE

7.1    Conduct of Business by each Target Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Target Company shall, and shall cause its Subsidiaries to, except to the extent that AETI shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the applicable Disclosure Schedule(s), carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as required or permitted by the terms of this Agreement or the Disclosure Schedules, or as required by Applicable Legal Requirement, without the prior written consent of AETI (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Target Company shall, and shall cause its Subsidiaries, not do any of the following:

(a)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant or unit) or split, combine or reclassify any capital stock (or warrant or unit) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, warrant or unit;

(b)    Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, units, equity securities or other ownership interests or convertible or exchangeable securities;

(c)    Acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements, or any agreement, contract, arrangement or understand that provides for exclusivity of territory or otherwise restricts such Target Company’s, any of its Subsidiaries’ ability to compete or to offer or sell any products or services; in each case in this Section 7.1(c) in excess of $5,000,000 in aggregate transaction value;

(d)    Sell, lease, license, encumber or otherwise dispose of any properties or assets other than in the ordinary course of business, consistent with past practices;

(e)    Except in connection with the refinancing of indebtedness existing as of the date hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of such Target Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; individually or in the aggregate in excess of $5,000,000;

(f)    Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) (other than the satisfaction in the ordinary course of business of liabilities of such Target Company which are not material in amount or nature), or litigation (whether or not commenced prior to the date of this Agreement), in each case, in excess of $1,000,000 in the aggregate ; or waive the benefits of, amend, modify or alter in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which such Target Company or any of its Subsidiaries is a party or of which such Target Company or any of its Subsidiaries is a beneficiary, as applicable;

(g)    Modify, amend, alter in any manner or terminate any Material Contract of such Target Company, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case other than in the ordinary course of business, consistent with past practices;

(h)    Incur or enter into any Material Contract to which such Target Company or any of its Subsidiaries is or would be a party, other than in the ordinary course of business, consistent with past practices;

(i)    Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such Target Company, settle or compromise any material income tax liability or, except as required by Applicable Legal Requirements, change any method of accounting for Tax purposes or prepare, file any Return in a manner inconsistent with past practice or amend any Return;

(j)    Make capital expenditures in excess of $5,000,000 other than in the ordinary course of business, consistent with past practices;

(k)     Liquidate, dissolve, reorganize or otherwise wind up the business or operations of such Target Company or its Subsidiaries;

(l)    Engage in a new line of business;

(m)    Except as contemplated by this Agreement, enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

(n)    Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section (a) through (m) above.

7.2    Conduct of Business by AETI and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, AETI shall, and shall cause its Subsidiaries to, except to the extent that Holdings shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the AETI Disclosure Schedule, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as required or permitted by the terms of this Agreement or the AETI Disclosure Schedule, or as required by Applicable Legal Requirement, without the prior written consent of Holdings (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, AETI shall, and shall cause its Subsidiaries, not do any of the following:

(a)    Amend its Charter Documents;

(b)    Accelerate, amend or change the period of exercisability of options, restricted stock (or membership interest) or other equity awards, or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options or other equity awards granted under any of such plans;

(c)    Grant any severance or termination compensation to (i) any officer or (ii) any employee, except pursuant to Applicable Legal Requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the Exchanging Owners, or adopt any new severance plan, or amend, modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d)    Transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall AETI license on an exclusive basis or sell any Intellectual Property;

(e)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant or unit) or split, combine or reclassify any capital stock (or warrant or unit) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, warrant or unit;

(f)    Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of AETI or any of its Subsidiaries;

(g)    Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, units, equity securities or other ownership interests or convertible or exchangeable securities;

(h)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements, or any agreement, contract, arrangement or understand that provides for exclusivity of territory or otherwise restricts AETI’s, any of its Subsidiaries’ ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets with a value in excess of $25,000;

(j)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AETI, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)    Except pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof, adopt, amend, modify or alter in any manner any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof;

(l)    Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) (other than the satisfaction in the ordinary course of business of liabilities of AETI which are not material in amount or nature), or litigation (whether or not commenced prior to the date of this Agreement), or waive the benefits of, amend, modify or alter in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which AETI or any of its Subsidiaries is a party or of which AETI or any of its Subsidiaries is a beneficiary, as applicable;

(m)    Modify, amend, alter in any manner or terminate any AETI Material Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)    Except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirement, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)    Incur, enter into any Material Contract or any employment contract to which AETI or any of its Subsidiaries is or would be a party;

(p)    Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of AETI, settle or compromise any material income tax liability or, except as required by Applicable Legal Requirements, change any method of accounting for Tax purposes or prepare, file any Return in a manner inconsistent with past practice or amend any Return;

(q)    Form or establish and Subsidiary, or transfer, sell or otherwise divest itself of any Subsidiaries (or any interest therein), including, for purposes of clarity, BOMAY Electric Industries Co., Ltd., M&I Electric Brazil Sistemas e Servicios em Energia LTDA and M & I Electric Far East PTE Ltd.;

(r)    Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options or other equity awards, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(s)    Make capital expenditures other than in the ordinary course of business, consistent with past practices;

(t)    Make or omit to take any action, the taking or omission of which would be reasonably expected to have a Material Adverse Effect on AETI;

(u)    Liquidate, dissolve, reorganize or otherwise wind up the business or operations of AETI or its Subsidiaries;

(v)    Purchase any equity securities of any Person;

(w)    Engage in a new line of business or expand existing business lines into areas outside of the continental United States;

(x)    Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

(y)    Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section (a) through (x) above.

7.3    No Solicitation by AETI.

(a)    Subject to Section 7.3(b), from and after the date of this Agreement, AETI will not, and will not authorize or permit any of its officers, directors, employees, agents, Affiliates and other representatives or those of any of its Subsidiaries, directly or indirectly, to initiate, solicit or knowingly encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any Acquisition Proposal from any person or engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate or enter into any such proposal.

(b)    AETI shall, as promptly as practicable (and in no event later than 48 hours after receipt thereof), advise the Exchanging Owners of any Acquisition Proposal or any inquiry received by AETI that it reasonably believes could lead to an Acquisition Proposal (including, without limitation, any Acquisition Proposal that constitutes a Superior Proposal) and of the material terms of any proposal or inquiry that it may receive in respect of any such Acquisition Proposal or inquiry, including the identity of the person making the Acquisition Proposal or inquiry, and shall furnish to the Exchanging Owners a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep the Exchanging Owners fully informed on a prompt basis with respect to any developments with respect to the foregoing. In the event that, prior to the approval and adoption of this Agreement at the Special Meeting, AETI receives an Acquisition Proposal from a third party that the AETI Board has in good faith concluded, after consultation with outside legal counsel and financial adviser, is, or is reasonably likely to result in, a Superior Proposal, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided, however, that (A) prior to furnishing any such nonpublic information to such party, it gives the Exchanging Owners written notice of its intention to furnish such nonpublic information, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on its behalf, the terms of which are at least as restrictive in all material respects as, and in any case no more favorable to such third party in all material respects than, the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit AETI to comply with the provisions of this Section 7.3) and (C) concurrently with or promptly following furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to the Exchanging Owners or, if such nonpublic information has been previously so furnished to the Exchanging Owners, AETI shall advise the Exchanging Owners of the information it has provided to such third party; and (ii) engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that prior to entering into negotiations with such third party, it gives the Exchanging Owners written notice of its intention to enter into negotiations with such third party and furnishes to the Exchanging Owners all other information regarding such Acquisition Proposal as provided under this Section 7.3(b).

(c)    Notwithstanding anything in this Agreement to the contrary, the AETI Board shall be permitted, at any time prior to approval and adoption of this Agreement at the Special Meeting, (i) in connection with an Intervening Event, to withdraw, modify or change, or propose to withdraw, modify or change, the recommendation by the AETI Board of this Agreement if, after consultation with its outside legal counsel, the AETI Board concludes in good faith that failure to take such action would be inconsistent with its fiduciary duties to stockholders of AETI under the FBCA; or (ii) in response to an Acquisition Proposal, to approve or recommend, or propose to approve or recommend, such Acquisition Proposal and, in connection therewith, to withdraw, modify or change the recommendation by the AETI Board of this Agreement, but only if, in the case referred to in clause (ii), the AETI Board reasonably concludes in good faith, after consultation with its outside legal counsel and financial adviser, that such Acquisition Proposal is bona fide and constitutes a Superior Proposal and AETI has observed the notice provisions herein and has complied with the provisions of this Section 7.3; provided that the AETI Board may not change its recommendation pursuant to clause (ii) above unless:

(i)    AETI has provided prior written notice to the Exchanging Owners, which notice must state that the AETI Board has made the determinations contemplated by the foregoing and specifying in reasonable detail the reasons for such action, including a description of the material terms of such Superior Proposal, identifying the Person or group making such Superior Proposal and delivering to the Exchanging Owners a copy of the proposed definitive agreement providing for the Acquisition Proposal for such Superior Proposal in substantially the form to be entered into and any other relevant proposed transaction agreements) at least three (3) Business Days in advance of its intention to take such action with respect to the change of recommendation (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new notice pursuant to this Section 7.3(c) and a new Notice Period);

(ii)    during any Notice Period, AETI has negotiated with Holdings in good faith (to the extent Holdings desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that the Superior Proposal would no long constitute a Superior Proposal; and

(iii)    at the end of the Notice Period, the AETI Board again reasonably concludes in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Holdings, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with its outside legal counsel, that the failure of the AETI Board to effect a change in recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under the FBCA.

(d)     Notwithstanding anything in this Agreement to the contrary, if the AETI Board changes its recommendation pursuant to Section 7.3(c)(ii) and this Agreement is terminated, such termination shall not be effective unless and until AETI shall have paid the Expense Reimbursement in accordance with Section 10.3.

(e)    Nothing contained in this Agreement shall prohibit the AETI Board from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent required by applicable law.

(f)    AETI shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by AETI, its Subsidiaries or any of their representatives with respect to any Acquisition Proposal existing on the date of this Agreement. In addition, AETI will use commercially reasonable efforts to cause each third party recipient of information relating to any such Acquisition Proposal existing on the date of this Agreement to promptly deliver to AETI or, at the option of AETI, to destroy all written (and electronic) material furnished to such third party or its representatives by or on behalf of AETI.

(g)    For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean a written inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from AETI or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty-five percent (25%) interest in the total outstanding voting securities of AETI or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning twenty-five percent (25%) or more of the total outstanding voting securities of AETI or any merger, consolidation, business combination or similar transaction involving AETI, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty-five percent (25%) of the assets of AETI and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of AETI or any of its Subsidiaries; (ii) “Superior Proposal” shall mean an Acquisition Proposal for at least a majority of the voting power of AETI’s then outstanding securities or all or substantially all of the assets of AETI and its Subsidiaries, taken as a whole, that the AETI Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser, and taking into account, among other things, (1) the form of the consideration offered, (2) all legal, financial, regulatory and other aspects of the proposal and (3) the person, entity or Group making the proposal) to be more favorable to the stockholders of AETI than the terms of the Transactions and is reasonably capable of being consummated on the terms and along the timeline proposed; and (iii) “Intervening Event” shall mean an event, fact, circumstance, development or occurrence materially affecting AETI that (A) was not known to or reasonably foreseeable by the AETI Board as of or prior to the date hereof, (B) does not relate to an Acquisition Proposal and (C) becomes known to or by the AETI Board prior to obtaining the stockholders’ approval of the AETI Stockholder Matters.

(h)    From and after the date of this Agreement, the Exchanging Owners will not, and will not authorize or permit any of its officers, directors, employees, agents, Affiliates and other representatives or those of any of its Subsidiaries, directly or indirectly, to initiate, solicit or knowingly encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any acquisition proposal (no matter how structured) for the Target Companies, individually or in the aggregate, or any of their assets from any person or engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate or enter into any such proposal; provided, for purposes of clarity, that the Exchanging Owners, the Target Companies and their Affiliates and other representatives may initiate, solicit, knowingly encourage and otherwise negotiate strategic transactions between any Target Company or its Subsidiaries and any third Persons that will not adversely impact the Exchanging Owners’ and Target Companies’ financial condition and ability to consummate the Transactions contemplated hereby.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1    Proxy Statement; Special Meeting.

(a)    As soon as is reasonably practicable after receipt by AETI from each Target Company of all financial and other information relating to such Target Company as AETI may reasonably request for its preparation, AETI shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of AETI Common Stock to vote in favor of (i) the issuance of AETI Common Stock in connection with the Transactions (ii) an increase in the number of authorized shares of AETI Common Stock (such number to be as directed by the Target Companies) and (iii) amendments to AETI’s Amended and Restated Certificate of Incorporation to be effective from and after the Closing (A) authorizing a reverse stock split of AETI Common Stock at a ratio in an amount sufficient to satisfy Nasdaq listing requirements in effect at such time to be determined by the AETI Board and Holdings and (B) changing the name of AETI to Stabilis Energy, Inc., each as reflected in the amendments to the AETI Charter Documents attached hereto as Exhibits D-1 through D-3, and (iv) adjourning the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing (the matters set forth in clauses (i) through (iv) being referred to herein as the “AETI Stockholder Matters”) at a meeting of holders of AETI Common Stock to be called and held for such purpose (the “Special Meeting”). Each Target Company shall furnish to AETI all information concerning such Target Company as AETI may reasonably request in connection with the preparation of the Proxy Statement. All information furnished by each Target Company to AETI pursuant to this Section 8.1(a) shall be in the form and substance required by SEC Schedule 14A including risk factors of such Target Company’s business, management’s discussion and analysis of financial conditions and results of operation, selected financial information, proforma financial information, business, operations and properties, owners and management. Each Exchanging Owner, Target Company and its counsel shall be given an opportunity to review, comment on and approve the preliminary Proxy Statement prior to its filing with the SEC. AETI, with the assistance and written approval of each Target

Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. AETI shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b)    As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, AETI shall distribute the Proxy Statement to the holders of AETI Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the FBCA and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the other matters presented for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 8.1(a).

(c)    AETI shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the FBCA in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, AETI shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of AETI Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that AETI shall not be responsible for the accuracy or completeness of any information relating to each Target Company or any other information furnished by each Target Company for inclusion in the Proxy Statement).

(d)    AETI, acting through the AETI Board, shall include in the Proxy Statement the recommendation of the AETI Board that the holders of AETI Common Stock vote in favor of the AETI Stockholder Matters, and shall otherwise use commercially reasonable efforts to obtain the approval of the AETI Stockholder Matters. Neither the AETI Board nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Target Companies), or propose to withdraw (or modify in a manner adverse to the Target Companies), the AETI board of director’s recommendation that the holders of AETI Common Stock vote in favor of the adoption of this Agreement.

(e)    The Parties shall take all necessary action so that the persons listed on Schedule 8.1(e) of the AETI Disclosure Schedule are elected and appointed to the positions of officers and directors of AETI in the class indicated with respect to directors, and as members of the committees of the AETI Board, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed on Schedule 8.1(e) of the AETI Disclosure Schedule is unable to serve, the Party appointing such Person, as indicated on such Schedule, shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by AETI shall be made by a committee appointed by the AETI Board.

8.2    Other Actions.

(a)    As promptly as practicable after execution of this Agreement, AETI will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be subject to the approval in advance in writing by Holdings (which approval will not be unreasonably withheld, delayed or conditioned).

(b)    Promptly after the execution of this Agreement, AETI and the Target Companies shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”), the form and substance of which shall be subject to the approval in advance in writing by Holdings (which approval will not be unreasonably withheld, delayed or conditioned).

(c)    At least five (5) days prior to Closing, AETI shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by each Target Company and its accountant (which financial statements shall meet the requirements of Form 8-K, including PCAOB registration of the auditor), and such other information that may be required to be disclosed in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be subject to the approval in advance in writing by Holdings. Prior to Closing, AETI and the Target Companies shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”), the form and substance of which shall be approved in advance in writing by Holdings. Concurrently with the Closing, AETI shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, AETI shall file the Closing Form 8-K with the Commission.

(d)    At least fifteen (15) days prior to Closing, AETI shall prepare and file with Nasdaq a Listing of Additional Shares relating to Consideration Shares.

8.3    Required Information.

(a)    In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of AETI and/or the Target Companies to any Governmental Entity in connection with the Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Target Companies and AETI shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of AETI to be elected effective as of the Closing as contemplated by Section 8.1) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

(b)    At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either AETI, on the one hand, or the Target Companies, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and consent in writing to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)    Any language included in a Reviewable Document shall, following its filing, issuance or submission, thereafter be used by any other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)    Prior to the Closing Date (i) the Target Companies and AETI shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC or Nasdaq, and (ii) the Target Companies and AETI shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or Nasdaq on, or of any written or oral request by the SEC or Nasdaq for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or Nasdaq with respect to any of the foregoing filings. AETI and the Target Companies shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC or Nasdaq. All correspondence and communications to the SEC or Nasdaq made by AETI or the Target Companies with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 8.3.

8.4    Confidentiality; Access to Information.

(a)    Confidentiality. Any confidentiality agreement previously executed by and between each Target Company or any of its Affiliates, on the one hand, and AETI or any of its Affiliates, on the other hand, shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to (i) information which was known to one Party or their respective agents or representatives prior to receipt from each Target Company, on the one hand, or AETI, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by Applicable Legal Requirement or stock exchange rule; (v) disclosures to a prospective source of financing or capital that is bound by a confidentiality agreement substantially similar to this Section 8.4(a); provided, that in the event any Exchanging Owner, Target Company or JCH, or any of their respective Affiliates, enters into a confidentiality agreement with a prospective source of financing or capital, such Person shall promptly deliver a copy of such confidentiality agreement to AETI; and provided, further, that Holdings shall keep AETI reasonably informed of the negotiations associated with any such financing and shall provide AETI with copies of any term sheets, letters of intent or similar instruments in respect thereof no fewer than three Business Days prior to the execution and delivery of any such instruments, or (vi) disclosure consented to in writing by AETI (in the case of each Target Company) or each Target Company (in the case of AETI). In the event this Agreement is terminated as provided in Article X, each Party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby; provided that neither Party shall be required to return or destroy any electronic copy of any non-public information that is created pursuant to such Party’s standard electronic backup and archival procedures.

(b)    Access to Information.

(i)    Each Target Company will afford AETI and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of such Target Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of such Target Company, as AETI may reasonably request.

(ii)    AETI will afford each Target Company and Exchanging Owner and their respective financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of AETI during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of AETI, as such Target Company or Exchanging Owner may reasonably request.

8.5    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to on Schedule 3.5(b) of the Stabilis Disclosure Schedule, Schedule 4.5(b) of the Prometheus Disclosure Schedule, Schedule 5.5(b) of the PEG Disclosure Schedule and Schedule 6.5(b) of the AETI Disclosure Schedule (it being understood, for the avoidance of doubt, that nothing herein shall require such Person in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets, properties and or membership interests), (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions, and (f) fulfill the usual and customary requirements of the NASDAQ listing standards in order to maintain the listing of AETI Common Stock on Nasdaq. In connection with and without limiting the foregoing, AETI and the AETI Board and each Target Company and its members or stockholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, use its reasonable best efforts to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require AETI or the Target Companies to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock or membership interests, or the incurrence of any liability or expense.

8.6    No AETI Securities Transactions. Neither the Target Companies nor any of their respective controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of AETI prior to the time of the making of a public announcement regarding the Transactions. The Target Companies shall use their respective reasonable best efforts to require each of their respective officers, directors and employees, and shall use commercially reasonable efforts to require each of their respective agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

8.7    Disclosure of Certain Matters. Each of AETI and the Target Companies will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that (a) is reasonably likely to cause any of the conditions set forth in Article IX not to be satisfied, or (b) would require any amendment or supplement to the Proxy Statement. The Target Companies and AETI shall have the obligation to supplement or amend the Disclosure Schedules being delivered concurrently with the execution and delivery of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known prior to the execution and delivery of this Agreement, would have been required to be set forth on the Disclosure Schedules. The obligations of each of the Target Companies and AETI to amend or supplement the Disclosure Schedules shall terminate on the Closing Date. No such amendment or supplementation shall be effective for purposes of Article IX or Article X.

8.8    Access to Financial Information. Each Target Company will, and will direct its auditors to (a) continue to provide AETI and its advisors such access to such Target Company’s financial information used in the preparation of its audited financial statements and (b) cooperate with any reviews performed by AETI or its advisors of any such financial statements or information, in each case to the extent necessary to allow AETI to reasonably review such information being provided hereunder.

8.9    Registration Rights Agreement. At or prior to the Closing, AETI shall execute and deliver to the Exchanging Owners a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B pursuant to which, among other things, AETI will grant customary demand and piggyback registration rights to the Exchanging Owners.

8.10    Intended Tax Treatment. Each of the Exchanging Owners and AETI intends that Transactions shall qualify under Section 351 of the Code (and any similar provision of state, local, or non-U.S. Tax law). Each of the Exchanging Owners and AETI intends that, as a result of the Transactions, (a) the taxable years of the Target Companies shall cease at Closing, and (b) AETI shall be the parent of a consolidated group for U.S. federal income tax purposes that includes the Target Companies. Each of the Exchanging Owners and AETI will comply with the statement and the filing requirements of Treasury Regulations Section 1.351-3 and Treasury Regulations Section 1.368-3, if applicable. None of the Exchanging Owners or AETI shall take any position that is inconsistent with the treatment contemplated by this paragraph unless required by applicable law pursuant to a “final determination” pursuant to Section 1313 of the Code.

8.11    AETI Plans. Subject to the Closing, AETI shall terminate all AETI Plans designated in writing by Holdings to AETI no fewer than ten Business Days prior to the Closing Date, effective immediately prior to the Closing Date.

8.12    Directors’ and Officers’ Insurance. Effective on the Closing Date, AETI shall procure a six-year prepaid, irrevocable “tail policy” from an insurance carrier with the same or better credit rating as AETI’s current insurance carrier with respect to directors’ and employment practices liability insurance, providing benefits (in both amount and scope) at least equal to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by AETI, which policy shall cover all matters arising on or before the Closing Date, including the transactions contemplated under this Agreement (“Tail Policy”).

8.13    Conversion of JCH Preferred Shares. JCH agrees on or prior to Closing to convert 1,000,000 shares of Series A Preferred Stock of AETI into shares of AETI Common Stock in accordance with the terms of the AETI Charter Documents. For purposes of clarity, the shares issuable to JCH in connection with such conversion shall not constitute, and shall be separate and apart from, the Consideration Shares issuable hereunder.

ARTICLE IX

CONDITIONS TO THE TRANSACTION

9.1    Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    AETI Stockholder Matters. At the Special Meeting (including any adjournments thereof), the AETI Stockholder Matters shall have been duly approved and adopted by the stockholders of AETI by the requisite vote under the FBCA and the AETI Charter Documents.

(b)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise restraining, enjoining or prohibiting consummation of the Transactions on the terms and conditions contemplated by this Agreement.

(c)    Conversion of JCH Preferred Shares. JCH shall have converted 1,000,000 shares of Series A Preferred Stock of AETI into shares of AETI Common Stock in accordance with the terms of the AETI Charter Documents. For purposes of clarity, the shares issuable to JCH in connection with such conversion shall not constitute, and shall be separate and apart from, the Consideration Shares issuable hereunder.

9.2    Additional Conditions to Obligations of the Exchanging Owners and the Target Companies. The obligations of the Target Companies and the Exchanging Owners to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Holdings:

(a)    Representations and Warranties. Each representation and warranty of AETI contained in Article VI shall have been true and correct (i) in all material respects with regard to those representations and warranties, other than as set forth in Section 6.10, that are not qualified by materiality or Material Adverse Effect and (ii) in all respects with regard to those representations and warranties set forth in Section 6.10 or those that are qualified by materiality or Material Adverse Effect, in each case as of the date of this Agreement, and on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date.

(b)    Agreements and Covenants. AETI shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c)    Consents. AETI shall have obtained the consents, waivers and approvals set forth on Schedule 6.5(b) of the AETI Disclosure Schedule.

(d)    Material Adverse Effect. No Material Adverse Effect with respect to AETI shall have occurred since the date of this Agreement.

9.3    Additional Conditions to the Obligations of AETI . The obligations of AETI to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by AETI:

(a)    Representations and Warranties. Each representation and warranty of the Exchanging Owners contained in Article II, Article III, Article IV and Article V shall have been true and correct (i) in all material respects with regard to those representations and warranties that are not qualified by materiality or Material Adverse Effect and (ii) in all respects with regard to those representations and warranties that are qualified by materiality or Material Adverse Effect, in each case as of the date of this Agreement, and on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date.

(b)    Agreements and Covenants. Each Exchanging Owner and each Target Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date in all material respects.

(c)    Consents. Each Target Company shall have obtained all consents, waivers, permits and approvals set forth on Schedule 3.5(b) of the Stabilis Disclosure Schedule, Schedule 4.5(b) of the Prometheus Disclosure Schedule and Schedule 5.5(b) of the PEG Disclosure Schedule.

(d)    Material Adverse Effect. No Material Adverse Effect with respect to each Target Company shall have occurred since the date of this Agreement.

ARTICLE X

TERMINATION

10.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of AETI and Holdings at any time;

(b)    by either AETI or Holdings if the Transactions shall not have been consummated by June 30, 2019, or such later date or dates as AETI and Holdings shall agree (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party or its Affiliates whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either AETI or Holdings if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d)    by Holdings, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of AETI, or if any representation or warranty of AETI shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by AETI is curable by AETI prior to the Closing, then Holdings must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(d) until the earlier of (i) thirty (30) days after delivery of written notice from Holdings to AETI of such breach and (ii) the Outside Date, provided, further, that AETI and each of its Subsidiaries continues to exercise reasonable best efforts to cure such breach (it being understood that Holdings may not terminate this Agreement pursuant to this Section 10.1(d) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by AETI is cured during such thirty (30)-day period);

(e)    by AETI, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of an Exchanging Owner, Target Company or JCH, or if any representation or warranty of such Exchanging Owner shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by such Exchanging Owner, JCH or a Target Company prior to the Closing, then AETI must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(e) until the earlier of (i) thirty (30) days after delivery of written notice from AETI to the Exchanging Owners or JCH of such breach and (ii) the Outside Date, provided, further, that such Exchanging Owner, JCH or such Target Company continues to exercise reasonable best efforts to cure such breach (it being understood that AETI may not terminate this Agreement pursuant to this Section 10.1(e) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by such Exchanging Owner or JCH is cured during such thirty (30)-day period);

(f)    by either AETI or Holdings, if, at the Special Meeting (including any adjournments thereof), the AETI Stockholder Matters are not duly approved and adopted by the stockholders of AETI by the requisite vote under the FBCA and the AETI Charter Documents; or

(g)    by Holdings or AETI, if the AETI Board or any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Exchanging Owners and Target Companies), or propose to withdraw (or modify in a manner adverse to the Exchanging Owners and the Target Companies), the AETI Board’s recommendation that the holders of AETI Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions.

10.2    Notice of Termination; Effect of Termination.

(a)    Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto.

(b)    In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 8.4, Section 8.6, this Section 10.2, Section 10.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 10.1(b) caused by an action or failure to act of such Party which action or failure to act constituted the principal cause of, or resulting in the failure of, the Transactions to occur on or before the Outside Date.

10.3    Fees and Expenses.

(a)    Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses whether or not the Transactions are consummated. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NO PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES.

(b)    In the event that (i) an Acquisition Proposal is publicly disclosed prior to, and not publicly withdrawn at the time of, the date of the Special Meeting (or, if the Special Meeting has not occurred, prior to the termination of this Agreement pursuant to Section 10.1(b) or Section 10.1(d)) and (ii) this Agreement is terminated by AETI or Holdings pursuant to Section 10.1(b), Section 10.1(d) or Section 10.1(f) and (iii) AETI enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal within twelve (12) months after the date this Agreement is terminated, then AETI will pay to Holdings the Expense Reimbursement, upon the earlier of (x) the date of the execution of such definitive agreement by AETI (or, if such date is not a Business Day, then the first Business Day following such date) and (y) the consummation of any such transaction. For purposes of this Section 10.3(b), the term “Acquisition Proposal” has the meaning assigned to such term in Section 7.3(g), except that the references to “25% or more” are deemed to be references to “more than 50%.”

(c)    In the event this Agreement is terminated pursuant to Section 10.1(g) and Section 7.3(c)(ii), then AETI will pay to Holdings, within two (2) Business Days after the date of termination, the Expense Reimbursement.

(d)    In the event this Agreement is terminated pursuant to Section 10.1(e), then Stabilis will pay to AETI, within two (2) Business Days after the date of termination, the Expense Reimbursement.

(e)    Any payment of the Expense Reimbursement will be made in cash by wire transfer of same day funds to an account designated in writing by the receiving party.

(f)    Each Party acknowledges that the provisions of this Section 10.3 are an integral part of the Transactions and that, without these agreements, none of the Parties would enter into this Agreement. Accordingly, if any Party fails promptly to pay or cause to be paid the amounts due pursuant to this Section 10.3, and, in order to obtain such payment, another Party commences a suit that results in a judgment against a Party for the amounts set forth in this Section 10.3, such Party shall pay to the other Party (as the case may be) its or their reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 10.3 at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The Parties agree that, in the event that the Expense Reimbursement becomes payable and the applicable Party pays the Expense Reimbursement, the Expense Reimbursement shall be the sole and exclusive remedy hereunder and the paying Party shall have no further liability to any other Party of any kind in respect of this Agreement and the Transactions (provided that nothing herein shall release any party from liability for willful breach or fraud). In no event will any Party be required to pay the Expense Reimbursement on more than one occasion.

(g)    As used herein, “Expense Reimbursement” shall mean a cash amount equal to the reasonable, out-of-pocket costs and expenses (including fees and expenses of legal counsel, financial advisors and accountants) incurred by the payee thereof in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Agreements, including without limitation, costs and expenses incurred in connection with any fairness opinion, the preparation and filing of the Proxy Statement and the conduct of the Special Meeting, through the date of termination.

(h)    THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO THE PARTIES OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE EXPENSE REIMBURSEMENT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

ARTICLE XI

GENERAL PROVISIONS

11.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or facsimile to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as shall be specified by like notice):

if to AETI, to:

American Electric Technologies, Inc.

6575 West Loop South, Suite 500

Bellaire, Texas 77401

Attention: Peter Menikoff

E-mail: peter@menikoff.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: Eric Johnson

E-mail: ejohnson@lockelord.com

if to the Exchanging Owners, Target Companies and/or JCH, to:

Stabilis Energy LLC

P.O. Box 704

Beaumont, Texas 77704

Attention: Jim Reddinger

E-mail: jim.reddinger@stabilisenergy.com

with a copy to:

LNG Investment Company, LLC

1655 Louisiana Street

Beaumont, Texas 77701

Attention: Casey Crenshaw

E-mail: casey.crenshaw@stabilisenergy.com

and to:

AEGIS NG LLC

10375 Richmond Avenue, Suite 825

Houston, Texas 77042

Attention: Jim Aivalis

E-mail: jaivalis@prometheusenergy.com

and (which shall not constitute notice) to:

Thompson & Knight LLP

811 Main Street, Suite 2500

Houston, Texas 77002

Attention: Jerry L. Metcalf

Facsimile: 832-746-8050

E-mail: jerry.metcalf@tklaw.com

11.2    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex, such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated, and all of such Exhibits, Schedules or Annexes are incorporated by reference into this Agreement. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to an agreement shall be deemed to include all amendments, restatements or supplements to such agreement.

11.3    Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4    Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the letter of intent between AETI, the applicable Exchanging Owners and the Target Companies dated October 19, 2018 (the “Letter of Intent”) is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the Transactions); and (b) except that the directors and officers of AETI may enforce, and are intended beneficiaries of, the covenant in Section 8.12, are not intended to confer upon any other Person other than the Parties any rights or remedies.

11.5    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6    Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, subject to Section 10.3(f).

11.7    Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Texas regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Texas or the federal courts located in the State of Texas in connection with any matter based upon or arising out of this Agreement or the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) such Person’s property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10    Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.11    Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.12    Extension; Waiver. At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13    Currency. All references to currency amounts in this Agreement shall mean United States dollars.

11.14    No Recourse. No Person who is not a Party, including any current, former or future director, officer, employee, consultant, incorporator, member (including the members), partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, consultant incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the Transactions, or based on, in respect of, or by reason of this Agreement and the Transactions or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Applicable Legal Requirements, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Legal Requirements, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

11.15    Public Announcement. From the date hereof until and including the Closing Date, none of the Parties hereto shall, and each Party hereto shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this Section 11.15 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by Applicable Legal Requirement or the requirements of any national securities exchange to make, issue or release; provided further that, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties with reasonable advance notice under the circumstances and consider in good faith any comments from such other Parties.

Signature Pages Follow.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

AETI:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	/s/ Peter Menikoff
	Name:	Peter Menikoff
	Title:	President and Chief Executive Officer

TARGET COMPANIES:

STABILIS ENERGY, LLC

By:	/s/ James Reddinger
	Name:	James Reddinger
	Title:	Chief Executive Officer

PROMETHEUS ENERGY GROUP, INC.

By:	/s/ James G. Aivalis
	Name:	James G. Aivalis
	Title:	President and Chief Executive Officer

PEG PARTNERS, LLC

By:	/s/ Casey Crenshaw
	Name:	Casey Crenshaw
	Title:	Manager

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

EXCHANGING OWNERS:

LNG INVESTMENT COMPANY, LLC

By:	/s/ Casey Crenshaw
	Name:	Casey Crenshaw
	Title:	Manager

AEGIS NG LLC

By:	/s/ James G. Aivalis
	Name:	James G. Aivalis
	Title:	Managing Member

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

JCH:

JCH CRENSHAW HOLDINGS, LLC

By:	/s/ Casey Crenshaw
	Name:	Casey Crenshaw
	Title:	President

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT